Exhibit 10.8
STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN
as Amended and Restated (2012)

1.	DEFINED TERMS; EFFECTIVE DATE
Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms. The Plan shall take effect on the Effective Date.

2.	PURPOSE
The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards.

3.	ADMINISTRATION
The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan, determine eligibility for and grant or cancel Awards; determine, modify or waive the terms and conditions, size, or type of any Award, prescribe forms, rules and procedures, and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN
(a)Number of Shares. The number of shares of Stock available for delivery in satisfaction of Awards under the Plan shall be determined in accordance with this Section 4(a).
(1) Subject to Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 52,500,000 plus the number (not to exceed 8,000,000) of unused Prior Plan shares. For purposes of the preceding sentence, shares of Stock shall be unused Prior Plan shares (i) if they were subject to awards under the Prior Plan, other than restricted stock awards, that were outstanding on the day preceding the Effective Date to the extent such Prior Plan awards are exercised or are satisfied, or terminate or expire, on or after the Effective Date without the delivery of such shares, or (ii) if they were outstanding on the day preceding the Effective Date as restricted stock awards under the Prior Plan and are thereafter forfeited. The number of shares of Stock delivered in satisfaction of an Award shall be, for purposes of the first sentence of this Section 4(a)(1), the number of shares of Stock subject to the Award reduced by the number of shares of Stock (a) withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award, or (b) awarded under the Plan as Restricted Stock but thereafter forfeited, or (c) made subject to an Award that is exercised or satisfied, or that terminates or expires, without the delivery of such shares.
(2) To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.
(b)Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
(c)Section 162(m) Limits. Subject to Section 7(b), the maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year shall each be 2,000,000, and the maximum number of shares subject to other Awards granted to any person in any calendar year shall be 2,000,000 shares. The provisions of this Section 4(c) shall be construed in a manner consistent with Section 162(m).

5.ELIGIBILITY AND PARTICIPATION
The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.
6.RULES APPLICABLE TO AWARDS
(a)All Awards
(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(2) Term of Plan. No Awards may be made after May 15, 2022, but previously granted Awards may continue beyond that date in accordance with their terms.
(3) Transferability. Neither ISOs nor, except for gratuitous transfers (i.e., transfers for no consideration) to the extent permitted by the Administrator, other Awards may be transferred other than by will or the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.
(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:
(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;
(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and
(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.
(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).
(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Subsidiaries, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Subsidiary to the Participant.
(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the shareholders of the Company held in 2017 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.
(b)Awards Requiring Exercise
(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.
(2) Section 409A Exemption. Except as the Administrator otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A.
(3) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable shareholder approval requirements of the New York Stock Exchange. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A.
(4) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under Section 6(b)(3)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(c)Awards Not Requiring Exercise
Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines. Any Award resulting in a deferral of compensation subject to Section 409A shall be construed to the maximum extent possible, as determined by the Administrator, consistent with the requirements of Section 409A.

7.	EFFECT OF CERTAIN TRANSACTIONS
(a)Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:
(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.
(3) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a shareholder in the Covered Transaction.
(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.
(5) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b)Change in and Distributions With Respect to Stock; Other Adjustments
(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.
(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to shareholders other than those provided for in Section 7(a) and 7(b)(1), material changes in law or accounting practices, principles, or interpretations, mergers, consolidations, acquisitions, dispositions, or similar corporate transactions, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and the performance-based compensation rules of Section 162(m), where applicable.
(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
(c)Change in Control Provisions. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:
(1)    Acceleration of Stock Options and SARs; Effect on Other Awards. All Stock Options and SARs outstanding as of the date such Change of Control is determined to have occurred and which are not then exercisable shall (prior to application of the provisions of Section 7(a), above, in the case of a Change of Control that also constitutes a Covered Transaction) become exercisable to the full extent of the original grant, all shares of Restricted Stock which are not otherwise vested shall vest, and holders of Performance Awards granted hereunder as to which the relevant performance period has not ended as of the date such Change of Control is determined to have occurred shall be entitled at the time of such Change of Control to receive a cash-out with respect to each Performance Award in the amount and in a form described in Section 7(a)(2).

(2)    Restriction on Application of Plan Provisions Applicable in the Event of Termination of Employment. After a Change of Control, Stock Options and SARs granted under Section 7(a)(1) as substitution for existing Awards shall remain exercisable following a termination of employment or other service relationship (other than termination by reason of death, disability (as determined by the Company) or retirement (as defined in the Award)) for the lesser of (i) a period of seven (7) months, or (ii) the period ending on the latest date on which such Stock Option or SAR could otherwise have been exercised.

(1)Restriction on Amendment. In connection with or following a Change of Control, neither the Committee nor the Board may impose additional conditions upon exercise or otherwise amend or restrict any Award, or amend the terms of the Plan in any manner adverse to the holder thereof, without the written consent of such holder.

(d)    Section 409A. Notwithstanding the foregoing provisions of this Section 7, Awards subject to and intended to satisfy the requirements of Section 409A shall be construed and administered consistent with such intent.

8.LEGAL CONDITIONS ON DELIVERY OF STOCK
The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.AMENDMENT AND TERMINATION
The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.OTHER COMPENSATION ARRANGEMENTS
The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.MISCELLANEOUS
(a)    Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)    Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Administrator, nor any person acting on behalf of the Company or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.
(c)    Special Terms for Non-U.S. Participants.  The Administrator may establish special rules under the Plan (which may be, but need not be, consistent with the rules applicable to Participants and Awards generally) for Awards to Participants who are or are expected to be employed by or otherwise providing services outside the United States or to a non-U.S. Subsidiary, provided, that no such rules shall be established without the approval of the shareholders of the Company to the extent they would be ineffective without such shareholder approval if accomplished as an amendment to the Plan pursuant to Section 9.
EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Executive Compensation Committee or, if the Board so determines, another committee of the Board, except that the Executive Compensation Committee or such other committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power and authority to grant or to allocate, consistent with the requirements of Chapter 156D of the Massachusetts General Laws and subject to such limitations as the Executive Compensation Committee or such other committee may impose, Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. If the Executive Compensation Committee or such other committee includes members who are not “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or “outside directors” within the meaning of paragraph (4)(c)(i) of Section 162(m), it shall act and shall be deemed to have acted, in any case where it would be required to do so with respect to Awards to directors or executive officers of the Company to ensure exemption under Rule 16b-3 or Section 162(m), through a subcommittee consisting solely of its non-employee and outside director members.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Change in Control”: Any of the following:

(1)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of Stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2)    Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to such effective date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3)    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination"); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(1)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;

provided, that, to the extent necessary to ensure compliance with the requirements of Section 409A, where applicable, an event described above shall be treated as a Change in Control only if it also constitutes or results in a change in ownership or control of the Company, or a change in ownership of assets of the Company, described in Section 409A.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect. Any reference to a provision of the Code shall include, as determined by the Administrator, a reference to applicable regulations and Internal Revenue Service guidance with respect to such provision.

“Company”: State Street Corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Effective Date”: The date on which the shareholders of the Company approve the Plan.

“Employee”: Any person who is employed by the Company or a Subsidiary.

“Employment”: A Participant’s employment or other service relationship with the Company and its Subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Subsidiaries. If a Participant’s employment or other service relationship is with a Subsidiary and that entity ceases to be a Subsidiary, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a Subsidiary unless the Participant transfers Employment to the Company or its remaining Subsidiaries.

“Executive Compensation Committee”: The Executive Compensation Committee of the Board.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO. No ISO shall be exercisable beyond ten years from the date of grant.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenue; assets; expenses; expense control; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; capital or capital ratios; one or more operating ratios; operating leverage; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The State Street Corporation 2006 Equity Incentive Plan as from time to time amended and in effect.

“Prior Plan”: The State Street Corporation 1997 Equity Incentive Plan as amended and in effect prior to the Effective Date.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: The Common Stock of the Company, par value $1 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Subsidiary”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, except that in determining eligibility for the grant of a Stock Option or SAR by reason of service for a Subsidiary, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. § 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Administrator a corporation or other entity shall be treated as a Subsidiary only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

AMENDMENT NO. 1
TO
STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN
Solely with respect to Awards granted under the 2006 Equity Incentive Plan, as Amended and Restated (2012) (the “Plan”), of State Street Corporation (the “Company”) on or after February 20, 2014, the Plan is hereby amended as follows (all capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Plan):
1.    Section 7(c)(1) of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:
(1) Acceleration of Stock Options and SARs; Effect on Other Awards. If, on or prior to the first anniversary of the consummation of the Change in Control, the Participant’s Employment with the Company is terminated for Good Reason by the Participant or is terminated without Cause by the Company, all Stock Options and SARs outstanding as of the date such Change in Control is consummated and which are not then exercisable shall become exercisable to the full extent of the original grant, all shares of Restricted Stock which are not otherwise vested shall vest, and Performance Awards granted hereunder shall vest to the extent set forth in the applicable Award agreement.
2.    The following definitions are inserted in Exhibit A, in alphabetical order:
“Cause”: If the Participant is party to an employment or similar agreement with the Company that contains a definition of “Cause,” that definition shall apply for purposes of the Plan. Otherwise, “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which is materially injurious to the Company. For purposes of this definition of “Cause,” reference to the “Company” shall include the acquiror or survivor (or an affiliate of the acquiror or survivor) in the applicable Change in Control.
“Good Reason”: If the Participant is party to an employment or similar agreement with the Company that contains a definition of “Good Reason,” that definition shall apply for purposes of the Plan. Otherwise, “Good Reason” shall mean any significant diminution in the Participant’s duties, authority, or responsibilities from and after such Change in Control, as the case may be, or any material reduction in the base compensation payable to the Participant from and after such Change in Control, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Change in Control. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company the notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice and (z) the Participant’s termination of employment occurs within six months following the Company’s receipt of such notice. For purposes of this definition of “Good Reason,” reference to the “Company” shall include the acquiror or survivor (or an affiliate of the acquiror or survivor) in the applicable Change in Control.

STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN

2015 Deferred Stock Award Agreement (Regulatory)

Subject to your acceptance of the terms set forth in this agreement (“Agreement”), State Street Corporation (“Company”) has awarded you, under the State Street Corporation 2006 Equity Incentive Plan, as amended (“Plan”), and pursuant to this Agreement and the terms set forth herein (“Award”), a contingent right to receive the number of shares of Stock (“Deferred Shares”) as set forth in the information pertaining to this Award on the website (“Website”) maintained by the Equity Administrator (Fidelity or another party designated by the Company) (“Statement”). Copies of the Plan and of the Company’s U.S. Prospectus are located on the Website for your reference, and your acceptance of this Award constitutes your acknowledgement that you have read and understood the Plan and such Prospectus. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
The terms of your Award, are as follows:

1.	Grant of Deferred Shares.
To be entitled to any payment under this Award, you must accept your Award and in so doing agree to comply with the terms and conditions of this Agreement and Appendix A (which is incorporated into, and forms a material and integral part of, this Agreement). Failure to accept this Award within 60 days following the posting of this Agreement on the Equity Administrator website will result in forfeiture of this Award.1 Subject to the terms and conditions of this Agreement, your right to receive shares of Stock shall vest according to the vesting schedule set forth in your Statement. The term “vest” as used herein means the lapsing of certain (but not all) restrictions described herein and in the Plan with respect to one or more Deferred Shares. To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any Subsidiary from and after the date hereof and until (and including) the applicable vesting date, except as otherwise provided herein.
This Award is subject to any forfeiture, compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In the event that under any applicable law or related implementing regulations, the Administrator is required to reduce or cancel any amount remaining to be paid, or to recover any amount previously paid, with respect to this Award, or to otherwise impose or apply restrictions on this Award or shares of Stock subject hereto, it shall, in its sole discretion, be authorized to do so.

2.	Payment of Stock; Shareholder Rights.
Upon the vesting of Deferred Shares, the Company will issue and transfer to you, no later than 60 days following such vesting dates, the number of shares of Stock specified in the vesting schedule in your Statement. Prior to that time you will have no rights as a shareholder with respect to the Deferred Shares. Without limiting the foregoing, prior to the issuance and transfer to you of shares of Stock pursuant to this Agreement, you will have no right to receive dividends or amounts in lieu of dividends with respect to Deferred Shares and no right to vote Deferred Shares. The Company’s obligation to issue and transfer Stock in the future pursuant to this Agreement is an unsecured and unfunded contractual obligation.

3.	Identified Staff Holding Requirement.
Notwithstanding anything herein to the contrary, you agree and covenant that, as a condition to the receipt of this Award and the payment of the Deferred Shares hereunder, in the event the Company or any Subsidiary notifies you at any time before or after this Award is made (but before it has vested) that you have been designated Identified Staff for purposes of Capital Requirements Directives III or IV (or any implementing or successor rule or regulation, including the rules and regulations of the United Kingdom Financial Conduct Authority or Prudential Regulatory Authority (“PRA”)), you will not sell or otherwise transfer any shares of Stock subject to this Award until the date that is at least six months and one day after the vesting date of such shares, except that (1) you shall be permitted to sell, upon such vestingdate, a number of shares of Stock sufficient to pay applicable tax and social security withholding, if any, with respect to such

1 For purposes of clarity the 60 day period shall run from date of delivery of your Statement. Should the end of this period fall on a non-business day this period shall extend until the next succeeding business day.

vesting (or, alternatively, if your Employer withholds such shares pursuant to Section 9 of this Agreement, the requirements in this Section 3 not to sell or otherwise transfer any shares shall only apply to the number of such shares delivered to you (i.e., after such withholding of shares)), (2) transfers by will or pursuant to the laws of descent or distribution are permitted and (3) this holding requirement shall not apply to such portion of the shares, if any, as was awarded with respect to a period of time, as determined by the Company in its discretion, during which you were not subject to such holding requirement.  Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer shares of Stock subject to this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect.  The Company may, in its sole discretion, impose restrictions on the assignment or transfer of shares of Stock consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such shares or by means of legending Stock certificates or otherwise.

4.	General Circumstances of Forfeiture.
(a)You will immediately forfeit any and all rights to receive shares of Stock under this Agreement, less any shares that have previously vested, in the event (i) you cease to be employed by the Company and its Subsidiaries due to Circumstances of Forfeiture or (ii) the Company or the Subsidiary that employs you (“Employer”), in its sole discretion, determines that circumstances prior to the date on which you ceased to be employed by the Company and its Subsidiaries for any reason constituted grounds for an involuntary termination constituting Circumstances of Forfeiture.
(b)If your employment terminates by reason of Retirement or Disability or for reasons other than for Circumstances of Forfeiture, then unless accelerated as provided in Section 8, your unvested right to receive shares of Stock hereunder shall continue to vest in accordance with the vesting schedule detailed in your Statement and subject to the terms and conditions of this Agreement.
(c)For purposes hereof:
(i)“Circumstances of Forfeiture” means the termination of your employment with the Company and its Subsidiaries either (A) voluntarily (other than (x) Retirement or (y) for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan)) or (B) involuntarily for reasons determined by the Company or the relevant Subsidiary in its sole discretion to constitute “gross misconduct” (including while you are Retirement eligible).
(ii)“Retirement” means your attainment of age 55 and completion of 5 years of service with the Company and its Subsidiaries.
(iii)“Disability” means (A) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (B) if you, as a result of the impairment described in subparagraph (A), receive income replacement benefits for a period of not less than 3 months under a plan of the Company or a Subsidiary.

5.	Malus-Based Forfeiture.
Any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in the event that it is determined by the Administrator, in its sole discretion, that your actions exposed the Business to inappropriate risk or risks (including where you failed to timely identify, analyze, assess or raise concerns about such risk or risks, including in a supervisory capacity, where it was reasonable to expect you to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenues, capital and overall risk tolerance of the Business. The Business shall mean State Street Corporation, together with its direct and indirect subsidiaries on a consolidated basis (“State Street”), or, to the extent you devote substantially all of your business time to a particular business unit (e.g., Global Services Americas, Global Services International, State Street Global Advisors, State Street Global Markets, State Street Global Exchange or State Street Sector Solutions) or business division (e.g., Alternative Investment Solutions, Securities Lending, etc.), Business shall refer to such business unit or business division.

6.	Identified Staff Malus-Based Forfeiture and Clawback.
(a) In the event the Company or any Subsidiary notifies you at any time before or after this Award is made that you have been designated Identified Staff for purposes of the United Kingdom Prudential Regulatory Authority Remuneration Code, you acknowledge and agree that this Award is subject to the provisions of this Section 6 for a period of seven (7) years from the date this Award is granted. By accepting this Award on the Website, you consent to making a payment to the Employer in the event of a PRA Clawback.

(b) If the Company determines that a PRA Forfeiture Event has occurred it may elect to reduce or cancel all or part of any amount remaining to be paid in respect of this Award (“PRA Malus-Based Forfeiture”).

(c) If the Company determines that a PRA Clawback Event has occurred it may require the repayment by you of (or otherwise seek to recover from you) all or part of any compensation paid to you in respect of this Award (“PRA Clawback”).

(d) The Company may produce guidelines from time to time in respect of its operation of the provisions of this Section 6. The Company intends to apply such guidelines in deciding whether and when to effect any reduction, cancellation or recovery of compensation but, in the event of any inconsistency between the provisions of this Section 6 and any such guidelines, this Section 6 shall prevail. Such guidelines do not form part of any employee’s contract of employment, and the Company may amend such guidelines and their application at any time.

(e) For the purposes of this Section 6:

(i) A “PRA Forfeiture Event” means a determination by the Company, in its sole discretion, that (A) there is reasonable evidence of employee misbehavior or material error; or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material downturn in its financial performance; or (C) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

(ii) A “PRA Clawback Event” means a determination by the Company, in its sole discretion, that either (A) there is reasonable evidence of employee misbehavior or material error or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

7.	Management Committee Forfeiture and Clawback.
(a)If you are a member of the State Street Corporation Management Committee (“Management Committee”) at the time this Award is made, any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in whole or in part, in the event that it is determined by the Administrator, in its sole discretion, that:
(i)you engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of the Company or any of its businesses; or
(ii)as a result of a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission, or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria used in determining the amount of this Award, you would have received a smaller or no Award hereunder.
(b)If you are a member of the Management Committee at the time this Award is made, this Award also is subject to compensation recovery as provided herein. Upon the occurrence of an MC Clawback Event within three (3) years after the date of grant of this Award, the Administrator may, in its sole discretion, determine to recover the MC Clawback Amount, in whole or in part. Following such a determination, you agree to immediately repay such compensation, but in no event later than sixty (60) days following such determination, in the form of any shares of Stock delivered to you previously by the Company or cash (or a combination of such shares and cash). For purposes of calculating the value of both (i) the amount of the MC Clawback Amount determined by the Administrator to be recovered and (ii) the amount of such compensation repaid, shares of Stock will be valued in an amount equal to the market value of the Deferred Shares delivered to you under this Award by the Company as determined at the time of such delivery. To the extent not prohibited by applicable law and subject to Section 13 (if applicable), if you fail to comply with any requirement to repay compensation under this Section 7(b), the Administrator may determine, in its sole discretion, in addition to any other remedies available to the Company, that you will satisfy your repayment obligation through an offset to any future payments owed by the Company or any of its Subsidiaries to you.
(c)For purposes of this Section 7:
(i)“MC Clawback Event” means a determination by the Administrator, in its sole discretion, with respect to any event or series of related events that you engaged in fraud or willful misconduct that directly resulted in either (A) financial or reputational harm that is material to State Street and resulted in the termination of your employment for Cause (as defined in the Plan) by the Company and its Subsidiaries (or, following a cessation of your employment for any other reason, circumstances constituting grounds for such termination for Cause) or (B) a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission. For the avoidance of doubt and as applicable, an MC Clawback Event includes any determination by the Administrator that is based on circumstances prior to the date on which you cease to be employed by the Company and its Subsidiaries for any reason, even if the determination by the Administrator occurs after such cessation of employment.
(ii)“MC Clawback Amount” means (A) with respect to an MC Clawback Event described in Section 7(c)(i)(A), the value of the Deferred Shares, if any, that were delivered to you under this Award by the Company during the period of three (3) years immediately prior to such MC Clawback Event or (B) with respect to an MC Clawback Event described in Section 7(c)(i)(B), the value of the Deferred Shares, if any, that were delivered to you under this Award by the Company (x) during the period of three (3) years immediately prior to the date such financial restatement is contained in a filing with the Securities and Exchange Commission and (y) that represents an amount that, in the sole discretion of the Administrator, exceeds the amount you would have been awarded under this Award had the financial statements of State Street been accurate (reduced, in the case of both of the immediately preceding clauses (A) and (B), by any portion of this Award that was previously recovered by the Company under Section 7(b)).

8.	Acceleration of Vesting upon Certain Events.
(a)Notwithstanding anything in this Agreement to the contrary, if you die while employed by the Company or any of its Subsidiaries, or in the event that you die after your employment has terminated for a reason permitting continued vesting pursuant to subparagraph 4(b) above, the Deferred Shares shall become fully vested on the date of your death and the Company will issue and pay to your beneficiary (designated in accordance with the terms of the Plan) within 60 days of your death any shares of Stock under this Award that you had not otherwise had a right to receive prior to your death. In addition, Sections 5, 6 and 7 of this Agreement shall cease to apply upon your death at any time provided, however, if a PRA Clawback Event or an MC Clawback Event has occurred pursuant to Section 6 or 7, respectively, prior to your death, any amount that the Administrator has made a determination to recover under either such Section shall continue to be payable to the Company.
(b)Notwithstanding anything in this Agreement to the contrary, if your employment with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause (as defined in the Plan), by you for Good Reason (as defined in the Plan) or on account of your Retirement, in each case, on or prior to the first anniversary of a Change in Control as defined in the Plan (and provided that such Change in Control constitutes a “change in control event” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and Treasury Regulations 1.409A-3(i)(5)) prior to the full settlement of your Award, this Award shall become fully vested on the date of such termination and the Company will promptly issue and pay to you within 30 days of such termination any shares under this Award that you had not otherwise had a right to receive prior to such termination. For purposes of this Section 8(b), termination of employment shall mean a “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

9.	Withholding.
Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account of other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due from you is and remains your responsibility. Furthermore, neither the Company nor your Employer (a) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of this Award, the vesting of this Award and the issuance of shares of Stock in settlement, the subsequent sale of any shares of Stock acquired upon vesting, the cancellation, forfeiture or repayment of any shares of Stock (or cash in lieu thereof) or the receipt of any dividends or dividend equivalents; or (b) commits to structure the terms of the grant, vesting, settlement, cancellation, forfeiture, repayment or any other aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the delivery of the Stock upon the vesting of the Deferred Shares, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Stock otherwise issuable upon the vesting of this Award that have an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to this Award; provided, however, that the total tax withholding cannot exceed the Employer’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items (determined in the Company’s reasonable discretion). No fractional shares of Stock will be withheld or issued pursuant to the grant of the Deferred Shares and the issuance of Stock hereunder. Alternatively, the Company and/or your Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through your salary or other amounts payable to you, no shares of Stock will be issued upon vesting of this Award unless and until satisfactory arrangements (as determined by the Company or your Employer) have been made by you with respect to the payment of any Tax-Related Items which the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to this Award and any Stock delivered in payment thereof, including the extent to which the Company or your Employer does not so-withhold shares of Stock and/or cash, are your sole responsibility.

10.	Changes in Capitalization or Corporate Structure.
The number and kind of Deferred Shares subject to this Award, and the number and kind of shares of Stock to be paid in satisfaction of the Company’s obligations hereunder, shall be subject to adjustment in accordance with Section 7(b) of the Plan.

11.	Employee Rights.
Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

12.	Non-Transferability, Etc.
This Award shall not be transferable other than (1) by will or the laws of descent and distribution or (2) pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement or other divorce or settlement instrument satisfactory to the Company in its sole discretion. In the case of transfer pursuant to (2) above, this Award shall remain subject to all the terms and conditions contained in the Plan and this Agreement, including vesting and forfeiture conditions. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null, void and without effect and shall render this Award itself null and void.

13.	Compliance with Section 409A of the Code.
(a)    The provisions of this Award are intended to be exempt from, or compliant with, Section 409A of the Code, and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability to you or to any other person if this Award is not so exempt or compliant.
(b)    If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to the Plan in connection with your employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you (through accepting this Award) agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (“New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

14.	Entire Agreement.
The Plan and this Agreement constitute the complete understanding and agreement between the parties to this Agreement with respect to this Award, and supersede and cancel any previous oral or written discussions, agreements or representations regarding this Award or the Deferred Shares; provided, however, that any conditions to the receipt and retention of this Award or the payment of the Deferred Shares contained in any prior written document describing this Award to you shall remain in full force and effect in accordance with their terms.

15.	Miscellaneous.
(a)The grant of this Award is a one-time benefit and does not create any contractual or other right to receive an award, compensation or benefits in lieu of an award in the future.
(b)Sections 4, 5, 6 and 7 of this Agreement are intended to comply with and meet the requirements of applicable law and related implementing regulations regarding incentive compensation and will be interpreted and administered accordingly as well as in accordance with any implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In making determinations under such Sections, the Company, the relevant Subsidiary or the Administrator, as applicable, may take into account, in its sole discretion, all factors that it deems appropriate or relevant. Furthermore, the Company, the relevant Subsidiary or the Administrator may, as applicable, take any and all actions it deems necessary or appropriate in its sole discretion, as permitted by applicable law, to implement the intent of Sections 4, 5, 6 and 7, including suspension of vesting and payment pending an investigation or the determination by the Company, the relevant Subsidiary or the Administrator, as applicable. Each such Section is without prejudice to the provisions of the other Sections, and the Company, the relevant Subsidiary or the Administrator, as applicable, may elect or be required to apply any or all of the provisions of Sections 4, 5, 6 and 7 to this Award.
(c)The Company reserves the right to impose other requirements on this Award, any shares of Stock acquired pursuant to this Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws or regulations or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(d)Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of compensation, and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)The Company or any of its Subsidiaries may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company, any of its Subsidiaries, Equity Administrator or another party designated by the Company.
(f)By accepting this Award electronically, (i) you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan and that you and this Award are subject to all of the rights, power and discretion of the Company, its Subsidiaries and the Administrator set forth in this Agreement and the Plan; and (ii) this Award is deemed accepted by the Company and the Company shall be deemed to be bound by the terms of this Agreement.
(g)You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(h)Notwithstanding any provisions of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an applicable Addendum to the Agreement. Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to you to the extent the Company or the relevant Subsidiary determines, in its sole discretion, that the application of such terms are necessary or advisable in order to comply with applicable laws or regulations or to facilitate administration of the Plan. Any such Addendum is hereby incorporated into, and forms a part of, this Agreement.
(i)No individual acting as a director, officer, employee or agent of the Company or any of its Subsidiaries will be liable to you or any other person for any action, including any Award forfeiture, Award recovery or other discretionary action taken pursuant to this Agreement or any related implementing policy or procedure of the Company.
(j)This Agreement, including Appendix A, shall be subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to that commonwealth’s conflicts of law principles.

APPENDIX A

In consideration of the opportunity to participate in the Plan and the granting to you of an Award under the Plan, you expressly agree to comply with the terms and conditions of this Appendix A, irrespective of whether or not any amount has been forfeited, paid, delivered or repaid, under this Award at any time, including the time you separate from service with the Company and its Subsidiaries. In addition, your eligibility to participate in the Plan in the future, including any potential future grants of awards under the Plan (or any successor equity incentive plan of the Company), is subject to and conditioned on your compliance with the terms and conditions of this Appendix A. All terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein.
I.Confidentiality. You acknowledge that you have access to Confidential Information which is not generally known or made available to the general public and that such Confidential Information is the property of the Company, its Subsidiaries or its or their licensors, suppliers or customers. You agree specifically as follows, in each case whether during your employment or following the termination thereof:
(a)You will always preserve as confidential all Confidential Information, and will never use it for your own benefit or for the benefit of others; this includes that you will not use the knowledge of activities or positions in clients’ securities portfolio accounts or cash accounts for your own personal gain or for the gain of others.
(b)You will not disclose, divulge, or communicate Confidential Information to any unauthorized person, business or corporation during or after the termination of your employment with the Company and its Subsidiaries. You will use your best efforts and exercise due diligence to protect, to not disclose and to keep as confidential all Confidential Information.
(c)You will not initiate or facilitate any unauthorized attempts to intercept data in transmission or attempt entry into data systems or files. You will not intentionally affect the integrity of any data or systems of the Company or any of its Subsidiaries through the introduction of unauthorized code or data, or through unauthorized deletion or addition. You will abide by all applicable Corporate Information Security procedures.
(d)Upon the earlier of request or termination of employment, you agree to return to the Company or the relevant Subsidiaries, or if so directed by the Company or the relevant Subsidiaries, destroy any and all copies of materials in your possession containing Confidential Information.
The terms of this Appendix A do not apply to any information which is previously known to you without an obligation of confidence or without breach of this Appendix A, is publicly disclosed (other than by a violation by you of the terms of this Appendix A) either prior to or subsequent to your receipt of such information, or is rightfully received by you from a third party without obligation of confidence and other than in relation to your employment with the Company or any of its Subsidiaries.
II.Assignment and Disclosure. You acknowledge that in the course of your employment you assigned or will assign all of your rights, title and interest in any work performed by you and all deliverables and products created by you or jointly by you and any other party to your Employer, including any track record you may have as investment manager or fund manager. You will not pursue any ownership or other interest in such work product or deliverables including any rights as to copyright, trademark or patent.
(a)You will disclose promptly and in writing to the Company or your Employer all inventions and creative works, whether or not patentable or copyrightable, conceived or created solely or jointly by you during the period of your employment which relate to State Street’s business, and you hereby assign and agree to assign all of your interest in them to your Employer. You will execute all papers, at the Company’s or your Employer’s expense, which the Company or your Employer shall deem necessary to apply for and obtain domestic and foreign patents, copyright and other registrations, and to protect and enforce the Company’s or any of its Subsidiaries’ interest in them.
(b)These obligations shall continue beyond the period of your employment with respect to inventions or creations conceived or made by you during the period of your employment.
III.Non-Solicitation. If you hold a position title of Vice President or higher, you understand, acknowledge and agree that during your employment and for a period of six (6) months from the date of termination of your employment you will not, without the prior written consent of the Company or your Employer:

(a)solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company or any of its Subsidiaries), the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of, or otherwise induce the termination of the employment of, any person who then or within the preceding twelve (12) months was an officer of the Company or any of its Subsidiaries (excluding any such officer whose employment was involuntarily terminated); or
(b)engage in the Solicitation of Business from any Client on behalf of any person or entity other than the Company or any of its Subsidiaries.
Section (a) above shall be deemed to exclude the words “hire or employ” if your work location is in California or New York, and shall be construed and administered accordingly.
For purposes of this Section III, “officer” shall include any person holding a position title of Assistant Vice President or SSgA Principal 4 or higher. Notwithstanding the foregoing, this Section III shall be inapplicable following a Change in Control as defined in the Plan.
IV.Notice Period Upon Resignation. If you hold a position title of Managing Director or higher, you agree to the notice provisions in this Section IV. In order to permit the Company and its Subsidiaries to safeguard their business interests and goodwill in the event of your resignation from employment, including by arranging to transition your duties and any client responsibilities or relationships in an orderly manner or, if necessary, to hire a replacement for you, you agree as follows:
(a)You agree to give your Employer 60 days’ notice (“Notice Period”) before terminating your employment with your Employer for any reason. Your compliance during the Notice Period with (i) Section III of this Appendix A, (ii) a post-employment non-solicitation or non-competition provision contained in any other agreement you entered into with the Company or any of its Subsidiaries or (iii) any other post-employment non-solicitation or non-competition covenant otherwise imposed as a condition precedent to the receipt of compensation or benefits under other awards, plans or arrangements of the Company or any of its Subsidiaries, in each case will be applied towards satisfaction of the restriction period in Section III or in such other agreement or restrictive covenant.
(b)During the Notice Period, you agree to cooperate with the Company and its Subsidiaries and to provide the Company and its Subsidiaries with any requested information to assist the Company and its Subsidiaries with transitioning your duties, accomplishing the Company’s and its Subsidiaries’ business, and/or preserving its or their client relationships. In its sole discretion, during the Notice Period, the Company or your Employer may either ask you to continue performing your regular duties or may place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. In these circumstances, you shall remain an employee of your Employer at all times, shall continue to receive your regular salary and benefits (although you will not be eligible for any new incentive compensation awards) and the Company’s and the relevant Subsidiaries’ corporate and other policies will continue to apply to you.
(c)You agree that should you breach this Section IV and fail to provide notice as required herein, in addition to remedies under law, the Company or the relevant Subsidiaries shall be entitled to seek injunctive relief restricting you from employment for a period equal to the period for which notice of resignation was required but not provided.
(d)In its sole discretion, at any time during the Notice Period, the Company or your Employer may release you from your obligations under this Section IV, and allow for the immediate termination of your employment, subject to your obligations under the other Sections of this Appendix A.
Any termination of your employment pursuant to this Section IV, including by the Company or your Employer during the Notice Period as provided in paragraph (d), will be a voluntary termination constituting Circumstances of Forfeiture for purposes of this Agreement.
Notwithstanding the foregoing, if you hold the position title of Executive Vice President, this Section IV shall not apply in the event you terminate your employment for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan).
V.Definitions. For the purpose of this Appendix A, the following terms are defined as follows:
(a)“Client” means a present or former customer or client of the Company or any of its Subsidiaries with whom you have had, or with whom persons you have supervised have had, substantive and recurring personal contact during your employment with the Company or any of its Subsidiaries. A former customer or client means a customer or client for which the Company or any of its Subsidiaries stopped providing all services within twelve months prior to the date your employment with your Employer ends.
(b)“Confidential Information” includes but is not limited to all trade secrets, trade knowledge, systems, software, code, data documentation, files, formulas, processes, programs, training aids, printed materials, methods, books, records, client files, policies and procedures, client and prospect lists, employee data and other information relating to the operations of the Company or any of its Subsidiaries and to its or any of their customers, and any and all discoveries, inventions or improvements thereof made or conceived by you or others for the Company or any of its Subsidiaries whether or not patented or copyrighted, as well as cash and securities account transactions and position records of clients, regardless of whether such information is stamped “confidential.”
(c) “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance to induce a Client to:
(i)transfer the Client’s business from the Company or any of its Subsidiaries to any other person or entity;
(ii)cease or curtail the Client’s business with the Company or any of its Subsidiaries; or
(iii)divert a business opportunity from the Company or any of its Subsidiaries to any other person or entity, which business or business opportunity concerns or relates to the business with which you were actively connected during your employment with the Company or any of its Subsidiaries.
(d)“Subsidiaries” means any entity controlling, controlled by or under common control with the Company, including direct and indirect subsidiaries.
VI.Post-Employment Cooperation. You agree that, following the termination of your employment with the Company and its Subsidiaries, you will reasonably cooperate with the Company or the relevant Subsidiary with respect to any matters arising during or related to your employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding (even if such litigation, governmental investigation, or regulatory or other proceeding arises following the date of this Award to which this Appendix A is appended or following the termination of your employment). The Company or any of its Subsidiaries shall reimburse you for any reasonable out-of-pocket and properly documented expenses you incur in connection with such cooperation.
VII.Non-Disparagement. You agree that during your employment and following the termination thereof you shall not make any false, disparaging, or derogatory statements to any media outlet (including Internet-based chat rooms, message boards, any and all social media, and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of the Company or its Subsidiaries regarding the Company, its Subsidiaries or any of their respective directors, officers, employees, agents, or representatives, or about the business affairs and financial condition of State Street or any of its Subsidiaries.
VIII.Enforcement. You acknowledge and agree that the provisions contained in this Appendix A are necessary to the protection of, among other things, the Company’s and its Subsidiaries’ proprietary information, trade secrets and good will, and are material and integral to the undertakings of the Company under this Award to which this Appendix A is appended. You further agree that the Company and its Subsidiaries will be irreparably harmed in the event such provisions are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if you fail to comply with such provisions, the Company or any of its Subsidiaries shall be entitled to preliminary or permanent injunctive or other equitable relief or remedy without the need to post bond, and to recover their reasonable attorney’s fees and costs incurred in securing such relief, in addition to, and not in lieu of, any other relief or remedy at law to which it or they may be entitled.
IX.No Waiver. No delay by the Company or any of its Subsidiaries in exercising any right under this Appendix A shall operate as a waiver of that right or of any other right. Any waiver or consent as to any of the provisions herein provided by the Company or any of its Subsidiaries must be in writing, is effective only in that instance, and may not be construed as a broader waiver of rights or as a bar to enforcement of the provision(s) at issue on any other occasion.
X.Relationship to Other Agreements. This Appendix A supplements and does not limit, amend or replace any other obligations you may have under applicable law or any other agreement or understanding you may have with the Company or any of its Subsidiaries or pursuant to the applicable policies of the Company or any of its Subsidiaries, whether such additional obligations have been agreed to in the past, or are agreed to in the future.
XI.Interpretation of Business Protections. The representations and agreements made by you in paragraphs (I) - (VIII) above shall be construed and interpreted in any judicial or other adjudicatory proceeding to permit their enforcement to the maximum extent permitted by law, and each of the provisions to this Appendix A is severable and independently enforceable without reference to the enforcement of any other provision. If any restriction set forth in this Appendix A is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
XII.Assignment. Except as provided otherwise herein, this Appendix A shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any person or entity which acquires the Company or its assets or business; provided, however, that your obligations are personal and may not be assigned by you.
XIII.Electronic Acceptance. By accepting this Award electronically, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Appendix A, and it shall be deemed to have been accepted by the Company.

STATE STREET CORPORATION
2006 Equity Incentive Plan
2015 Restricted Stock Unit Award Agreement with Performance Criteria

Subject to your acceptance of the terms set forth in this agreement (“Agreement”), State Street Corporation (“Company”), has awarded you, under the Company’s 2006 Equity Incentive Plan, as amended (“Plan”), and pursuant to this Agreement and the terms set forth herein (“Award”), a contingent right to receive the number of shares of Stock (the right to receive such Stock, “Restricted Stock Units”) as set forth in the information pertaining to this Award on the website (“Website”) maintained by the Equity Administrator (Fidelity or another party designated by the Company) (“Statement”). Copies of the Plan and of the Company’s U.S. Prospectus are located on the Website for your reference, and your acceptance of this Award constitutes your acknowledgement that you have read and understood the Plan and such Prospectus. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

1.	Grant of Restricted Stock Units.
To be entitled to any payment under this Award, you must accept your Award and in so doing agree to comply with the terms and conditions of this Agreement and Appendix A (which is incorporated into, and forms a material and integral part of, this Agreement). Failure to accept this Award within 60 days following the posting of this Agreement on the Website will result in forfeiture of this Award.2 Subject to the terms and conditions of this Agreement, your Restricted Stock Units shall vest on the vesting and payment date described in Section 2. The term “vest” as used herein means the lapsing of certain (but not all) restrictions described herein and in the Plan with respect to one or more Restricted Stock Units. To vest in all or any portion of this Award, you must be continuously employed with the Company or any Subsidiary from and after the date hereof and until (and including) the vesting and payment date described in Section 2, except as otherwise provided herein.
This Award is subject to any forfeiture, compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In the event that under any applicable law or related implementing regulations, the Administrator is required to reduce or cancel any amount remaining to be paid, or to recover any amount previously paid, with respect to this Award, or to otherwise impose or apply restrictions on this Award or shares of Stock subject hereto, it shall, in its sole discretion, be authorized to do so.

2.	Performance Targets; Administrator Certification; Form of Payment.
Whether your Award will be paid and in what amounts will depend on achievement of average GAAP return on average common shareholders’ equity (“ROE”) as described in the attached Exhibit I (which is incorporated into, and forms a material and integral part of, this Agreement) during the three (3) calendar years commencing on January 1, 2015 and ending on December 31, 2017 (“Performance Period”) and the other terms and conditions as set forth herein. Payment under this Award will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold performance targets have been met or exceeded, and then only to the extent of the level of performance so certified as having been achieved.
Any portion of this Award earned by reason of the Administrator’s certification as described above will vest and be paid in Stock to you (or your beneficiary, in the case of your death) in one single installment between February 15 and March 15 of the calendar year beginning after the end of the Performance Period. The total number of shares of Stock to be paid will be determined by multiplying the number of Restricted Stock Units referred to in your Statement by the Total Vesting Percentage. For this purpose, “Total Vesting Percentage” means the vesting percentage achieved for the ROE performance target for the Performance Period, as provided in Exhibit I and certified by the Administrator.

5.	Identified Staff Holding Requirement.
Notwithstanding anything herein to the contrary, you agree and covenant that, as a condition to the receipt of this Award and the payment of the Restricted Stock Units hereunder, in the event the Company or any Subsidiary notifies you at any time before or after this Award is made (but before it has vested) that you have been designated Identified Staff for purposes of Capital Requirements Directives III or IV (or any implementing or successor rule or regulation, including the rules and regulations of the United Kingdom Financial Conduct Authority or Prudential Regulatory Authority (“PRA”)), you will not sell or otherwise transfer any shares of Stock subject to this Award until the date that is at least
2 For purposes of clarity the 60 day period shall run from date of delivery of your Statement. Should the end of this period fall on a non-business day this period shall extend until the next succeeding business day.

six months and one day after the vesting date of such shares (“Release Date”), except that (1) you shall be permitted to sell, prior to the Release Date, a number of shares of Stock sufficient to pay applicable tax and social security withholding, if any, with respect to such vesting (or, alternatively, if your Employer withholds such shares pursuant to Section 14 of this Agreement, the requirements in this Section 3 not to sell or otherwise transfer any shares shall only apply to the number of such shares delivered to you (i.e., after such withholding of shares)), (2) transfers by will or pursuant to the laws of descent or distribution are permitted and (3) this holding requirement shall not apply to such portion of the shares, if any, as was awarded with respect to a period of time, as determined by the Company in its discretion, during which you were not subject to such holding requirement.  Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer shares of Stock subject to this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect.  The Company may, in its sole discretion, impose restrictions on the assignment or transfer of shares of Stock consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such shares or by means of legending Stock certificates or otherwise.

4.	Non - Transferability, Etc.
This Award shall not be transferable other than (1) by will or the laws of descent and distribution or (2) pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement or other divorce or settlement instrument satisfactory to the Company in its sole discretion. In the case of transfer pursuant to (2) above, this Award shall remain subject to all the terms and conditions contained in the Plan and this Agreement, including vesting and forfeiture conditions. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null, void and without effect and shall render this Award itself null and void.

5.	General Circumstances of Forfeiture.
(a)No amount shall be paid in respect of this Award in the event (i) you cease to be employed by the Company and its Subsidiaries due to Circumstances of Forfeiture or (ii) the Company or the Subsidiary that employs you (“Employer”), in its sole discretion, determines that circumstances prior to the date on which you ceased to be employed by the Company and its Subsidiaries for any reason constituted grounds for an involuntary termination constituting Circumstances of Forfeiture. If your employment with the Company and its Subsidiaries ceases by reason of Retirement, Disability, death, or any reason other than for Circumstances of Forfeiture, then you shall be eligible to receive a payment under this Award subject to the certification of the Administrator in accordance with Section 2, and subject to the terms and conditions of this Agreement. Unless accelerated as provided in Section 9, any amount payable pursuant to this Section 5 shall be paid in accordance with Section 2.
(b)For purposes hereof:
(i)“Retirement” means your attainment of age 55 and completion of 5 years of service with the Company and its Subsidiaries.
(ii)“Disability” means (A) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (B) if you, as a result of the impairment described in subparagraph (A), receive income replacement benefits for a period of not less than 3 months under a plan of the Company or a Subsidiary.
(iii)“Circumstances of Forfeiture” means the termination of your employment with the Company and its Subsidiaries either (A) voluntarily (other than (x) Retirement or (y) for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan)) or (B) involuntarily for reasons determined by the Company or the relevant Subsidiary in its sole discretion to constitute “gross misconduct” (including while you are Retirement eligible).
6.Malus-Based Forfeiture.
Any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in the event that it is determined by the Administrator, in its sole discretion, that your actions exposed the Business to inappropriate risk or risks (including where you failed to timely identify, analyze, assess or raise concerns about such risk or risks, including in a supervisory capacity, where it was reasonable to expect you to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenues, capital and overall risk tolerance of the Business. The Business shall mean State Street Corporation, together with its direct and indirect subsidiaries on a consolidated basis (“State Street”), or, to the extent you devote substantially all of your business time to a particular business unit (e.g., Global Services Americas, Global Services International, State Street Global Advisors, State Street Global Markets, State Street Global

Exchange or State Street Sector Solutions) or business division (e.g., Alternative Investment Solutions, Securities Lending, etc.), Business shall refer to such business unit or business division.

7.	Identified Staff Malus-Based Forfeiture and Clawback.

(a) In the event the Company or any Subsidiary notifies you at any time before or after this Award is made that you have been designated Identified Staff for purposes of the United Kingdom Prudential Regulatory Authority Remuneration Code, you acknowledge and agree that this Award is subject to the provisions of this Section 7 for a period of seven (7) years from the date this Award is granted. By accepting this Award on the Website, you consent to making a payment to the Employer in the event of a PRA Clawback.

(b) If the Company determines that a PRA Forfeiture Event has occurred it may elect to reduce or cancel all or part of any amount remaining to be paid in respect of this Award (“PRA Malus-Based Forfeiture”).

(c) If the Company determines that a PRA Clawback Event has occurred it may require the repayment by you of (or otherwise seek to recover from you) all or part of any compensation paid to you in respect of this Award (“PRA Clawback”).

(d) The Company may produce guidelines from time to time in respect of its operation of the provisions of this Section 7. The Company intends to apply such guidelines in deciding whether and when to effect any reduction, cancellation or recovery of compensation but, in the event of any inconsistency between the provisions of this Section 7 and any such guidelines, this Section 7 shall prevail. Such guidelines do not form part of any employee’s contract of employment, and the Company may amend such guidelines and their application at any time.

(e) For the purposes of this Section 7:

(i) A “PRA Forfeiture Event” means a determination by the Company, in its sole discretion, that (A) there is reasonable evidence of employee misbehavior or material error; or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material downturn in its financial performance; or (C) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

(ii) A “PRA Clawback Event” means a determination by the Company, in its sole discretion, that either (A) there is reasonable evidence of employee misbehavior or material error or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

8.	Management Committee Forfeiture and Clawback.
(d)If you are a member of the State Street Corporation Management Committee (“Management Committee”) at the time this Award is made, any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in whole or in part, in the event that it is determined by the Administrator, in its sole discretion, that:
(i)you engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of the Company or any of its businesses; or
(ii)as a result of a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission, or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria used in determining the amount of this Award, you would have received a smaller or no Award hereunder.
(e)If you are a member of the Management Committee at the time this Award is made, this Award also is subject to compensation recovery as provided herein. Upon the occurrence of an MC Clawback Event within four (4) years after the date of grant of this Award, the Administrator may, in its sole discretion, determine to recover the MC Clawback Amount, in whole or in part. Following such a determination, you agree to immediately repay such compensation, but in no event later than sixty (60) days following such determination, in the form of any shares of Stock delivered to you previously by the Company or cash (or a combination of such shares and cash). For purposes of calculating the value of both (i) the amount of the MC Clawback Amount determined by the Administrator to be recovered and (ii) the amount of such compensation repaid, shares of Stock will be valued in an amount equal to the market value of the shares of Stock delivered to you under this Award by the Company as determined at the time of such delivery. To the extent not prohibited by applicable law and subject to Section 16 (if applicable), if you fail to comply with any requirement to repay compensation under this Section 8(b), the Administrator may determine, in its sole discretion, in addition to any other remedies available to the Company, that you will satisfy your repayment obligation through an offset to any future payments owed by the Company or any of its Subsidiaries to you.
(f)For purposes of this Section 8:
(i)“MC Clawback Event” means a determination by the Administrator, in its sole discretion, with respect to any event or series of related events that you engaged in fraud or willful misconduct that directly resulted in either (A) financial or reputational harm that is material to State Street and resulted in the termination of your employment for Cause (as defined in the Plan) by the Company and its Subsidiaries (or, following a cessation of your employment for any other reason, circumstances constituting grounds for such termination for Cause) or (B) a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission. For the avoidance of doubt and as applicable, an MC Clawback Event includes any determination by the Administrator that is based on circumstances prior to the date on which you cease to be employed by the Company and its Subsidiaries for any reason, even if the determination by the Administrator occurs after such cessation of employment.
(ii)“MC Clawback Amount” means (A) with respect to an MC Clawback Event described in Section 8(c)(i)(A), the value of the shares of Stock, if any, that were delivered to you under this Award by the Company prior to such MC Clawback Event or (B) with respect to an MC Clawback Event described in Section 8(c)(i)(B), the value of the shares of Stock, if any, that were delivered to you under this Award by the Company (x) prior to the date such financial restatement is contained in a filing with the Securities and Exchange Commission and (y) that represents an amount that, in the sole discretion of the Administrator, exceeds the amount you would have been awarded under this Award had the financial statements of State Street been accurate (reduced, in the case of both of the immediately preceding clauses (A) and (B), by any portion of this Award that was previously recovered by the Company under Section 8(b)).

9.	Change in Control; Acceleration of Performance Award.
(a) In the case of a Change in Control occurring (i) in 2015, the Total Vesting Percentage shall be 100%, (ii) in 2016, the Total Vesting Percentage shall be the simple average of the actual GAAP ROE results for the 2015 calendar year, adjusted in accordance with the Plan, and 100% for each of 2016 and 2017 and (iii) in 2017, the Total Vesting Percentage shall be the simple average of the actual GAAP ROE results, adjusted in accordance with the Plan, for each of the 2015 and 2016 calendar years and 100% for 2017.
    (b) Notwithstanding anything in this Agreement to the contrary, if, prior to the full settlement of your Award, your employment with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause (as defined in the Plan), by you for Good Reason (as defined in the Plan) or on account of your Retirement, in each case, during the one-year period following a Change in Control, you shall be entitled within 30 days of such termination to receive a cash payment equal to the adjusted fair market value of a share of the Stock (1) multiplied by the number of units referred to in your Statement and (2) further multiplied by the Total Vesting Percentage (which shall be calculated in accordance with clause (a) above in the case of a Change in Control occurring prior to the end of the Performance Period); provided, to the extent an Award or any portion thereof constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, that such Change in Control constitutes a “change in control event” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and Treasury Regulations 1.409A-3(i)(5). For purposes of the preceding sentence, “adjusted fair market value” shall mean the higher of the (i) the highest average of the reported daily high and low prices per share of the Stock during the 60-day period prior to the first date of actual knowledge by the Board of the circumstances that resulted in a Change in Control, and (ii) if the Change in Control is the result of a transaction or series of transactions described in paragraph 1 or 2 of the definition of Change in Control in the Plan, the highest price per share of the Stock paid in such transaction or series of transactions (which in the case of a transaction described in paragraph 1 of such definition in the Plan shall be the highest price per share of the Stock as reflected in a Schedule 13D filed by the person having made the acquisition). For purposes of this Section 9, termination of employment shall mean a “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

10.	Changes in Capitalization or Corporate Structure.
The Award is subject to adjustment pursuant to Section 7(b) of the Plan in the circumstances therein described.

11.	Amendments to Restricted Stock Units.
Subject to the specific limitations set forth in the Plan, the Administrator may at any time suspend or terminate any rights or obligations relating to this Award prior to the full settlement of your Award without your consent.

12.	Compliance with Section 162(m).
The Administrator shall exercise its discretion with respect to this Award so as to preserve the deductibility of payments under this Award against disallowance by reason of Section 162(m) of the Code, where applicable.

13.	Shareholder Rights.
You are not entitled to any rights as a shareholder with respect to any shares of Stock subject to this Award until they are transferred to you. Without limiting the foregoing, prior to the issuance and transfer to you of shares of Stock pursuant to this Agreement, you will have no right to receive dividends or amounts in lieu of dividends with respect to the shares of Stock subject to this Award nor any right to vote the shares of Stock prior to any shares being transferred to you.

14.	Withholding.
Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account of other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due from you is and remains your responsibility. Furthermore, neither the Company nor your Employer (a) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of this Award, the vesting of this Award and the issuance of shares of Stock in settlement of this Award, the subsequent sale of any shares of Stock delivered upon settlement of this Award, the cancellation, forfeiture or repayment of any shares of Stock (or cash in lieu thereof) or the receipt of any dividends or dividend equivalents; or (b) commits to structure the terms of the grant, vesting, settlement, cancellation, forfeiture, repayment or any other aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the delivery of any Stock upon the settlement of this Award, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Stock otherwise issuable upon the settlement of this Award that have an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to this Award; provided, however, that the total tax withholding cannot exceed the Employer’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items (determined in the Company’s reasonable discretion). No fractional shares of Stock will be withheld or issued pursuant to the issuance of Stock hereunder. Alternatively, the Company and/or your Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through your salary or other amounts payable to you, no shares of Stock will be issued upon vesting of this Award unless and until satisfactory arrangements (as determined by the Company or your Employer) have been made by you with respect to the payment of any Tax-Related Items which the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award on the Website, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to this Award and any Stock delivered in payment thereof, including the extent to which the Company or your Employer does not so-withhold shares of Stock and/or cash, are your sole responsibility.

15.	Employee Rights.
Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

16.	Compliance with Section 409A of the Code.
(a)    The provisions of this Award are intended to be exempt from, or compliant with, Section 409A of the Code, and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability to you or to any other person if this Award is not so exempt or compliant.
(b)    If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to the Plan in connection with your employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you (through accepting this Award) agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (“New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

17.	Entire Agreement.
This Agreement constitutes the complete understanding and agreement between the parties to this Agreement with respect to this Award, and supersedes and cancels any previous oral or written discussions, agreements or representations regarding this Award or the Stock.

18.	Miscellaneous.
a)The grant of this Award is a one-time benefit and does not create any contractual or other right to receive an award, compensation or benefits in lieu of an award in the future.
b)Sections 5, 6, 7 and 8 of this Agreement are intended to comply with and meet the requirements of applicable law and related implementing regulations regarding incentive compensation and will be interpreted and administered accordingly as well as in accordance with any implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In making determinations under such Sections, the Company, the relevant Subsidiary or the Administrator, as applicable, may take into account, in its sole discretion, all factors that it deems appropriate or relevant. Furthermore, the Company, the relevant Subsidiary or the Administrator may, as applicable, take any and all actions it deems necessary or appropriate in its sole discretion, as permitted by applicable law, to implement the intent of Sections 5, 6, 7 and 8, including suspension of vesting and payment pending an investigation or the determination by the Company, the relevant Subsidiary or the Administrator, as applicable. Each such Section is without prejudice to the provisions of the other Sections, and the Company, the relevant Subsidiary or the Administrator, as applicable, may elect or be required to apply any or all of the provisions of Sections 5, 6, 7 and 8 to this Award. Sections 5, 6, 7 and 8 of this Agreement shall cease to apply upon your death at any time provided, however, if a PRA Clawback Event or an MC Clawback Event has occurred pursuant to Section 7 or 8, respectively, prior to your death, any amount that the Administrator has made a determination to recover under either such Section shall continue to be payable to the Company.
c)The Company reserves the right to impose other requirements on this Award, any shares of Stock acquired pursuant to this Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
d)Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of compensation and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
e)The Company or any of its Subsidiaries may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system, including the Website, established or maintained by the Company, Equity Administrator or another party designated by the Company.
f)By accepting this Award electronically, (i) you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan and that you and this Award are subject to all of the rights, power and discretion of the Company, its Subsidiaries and the Administrator set forth in this Agreement and the Plan; and (ii) this Award is deemed accepted by the Company and the Company shall be deemed to be bound by the terms of this Agreement.
g)You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
h)Notwithstanding any provisions of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an applicable Addendum to the Agreement. Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to you to the extent the Company or the relevant Subsidiary determines, in its sole discretion, that the application of such terms are necessary or advisable in order to comply with local law or to facilitate administration of the Plan. Any such Addendum is hereby incorporated into, and forms a part of, this Agreement.
i)No individual acting as a director, officer, employee or agent of the Company or any of its Subsidiaries will be liable to you or any other person for any action, including any Award forfeiture, Award recovery or other discretionary action taken pursuant to this Agreement or any related implementing policy or procedure of the Company.
j)This Agreement, including Appendix A, shall be subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to that commonwealth’s conflicts of law principles.

Exhibit I
2015 Performance-Based Restricted Stock Unit Awards

◦	Performance Period: The three (3) calendar years commencing January 1, 2015 and ending on December 31, 2017.

◦
The number of units eligible to vest is based on the three-year simple average of the GAAP ROE results for each calendar year (2015, 2016 and 2017) of the Performance Period, adjusted in accordance with the Plan to reflect events (for example, but without limitation, acquisitions or dispositions, changes in accounting principles or interpretations, impairment charges) occurring during the Performance Period. The Total Vesting Percentage will be determined under Table 1 using linear interpolation to adjust between percentage points and rounding up to the nearest one-tenth of one percent, as determined by the Company in its sole discretion.

Table 1: 2015 Total Vesting Percentage

Three-year (2015-2017) ROE Results (Average)	Total Vesting Percentage
≤0.0%	0.00%
>0% - 3.0%	30.00%
4.0%	41.67%
5.0%	53.33%
6.0%	65.00%
7.0%	76.67%
8.0%	88.33%
≥9.0%	100.00%

APPENDIX A

In consideration of the opportunity to participate in the Plan and the granting to you of an Award under the Plan, you expressly agree to comply with the terms and conditions of this Appendix A, irrespective of whether or not any amount has been forfeited, paid, delivered or repaid, under this Award at any time, including the time you separate from service with the Company and its Subsidiaries. In addition, your eligibility to participate in the Plan in the future, including any potential future grants of awards under the Plan (or any successor equity incentive plan of the Company), is subject to and conditioned on your compliance with the terms and conditions of this Appendix A. All terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein.

I.
Confidentiality. You acknowledge that you have access to Confidential Information which is not generally known or made available to the general public and that such Confidential Information is the property of the Company, its Subsidiaries or its or their licensors, suppliers or customers. You agree specifically as follows, in each case whether during your employment or following the termination thereof:

(a)You will always preserve as confidential all Confidential Information, and will never use it for your own benefit or for the benefit of others; this includes that you will not use the knowledge of activities or positions in clients’ securities portfolio accounts or cash accounts for your own personal gain or for the gain of others.
(b)You will not disclose, divulge, or communicate Confidential Information to any unauthorized person, business or corporation during or after the termination of your employment with the Company and its Subsidiaries. You will use your best efforts and exercise due diligence to protect, to not disclose and to keep as confidential all Confidential Information.
(c)You will not initiate or facilitate any unauthorized attempts to intercept data in transmission or attempt entry into data systems or files. You will not intentionally affect the integrity of any data or systems of the Company or any of its Subsidiaries through the introduction of unauthorized code or data, or through unauthorized deletion or addition. You will abide by all applicable Corporate Information Security procedures.
(d)Upon the earlier of request or termination of employment, you agree to return to the Company or the relevant Subsidiaries, or if so directed by the Company or the relevant Subsidiaries, destroy any and all copies of materials in your possession containing Confidential Information.
The terms of this Appendix A do not apply to any information which is previously known to you without an obligation of confidence or without breach of this Appendix A, is publicly disclosed (other than by a violation by you of the terms of this Appendix A) either prior to or subsequent to your receipt of such information, or is rightfully received by you from a third party without obligation of confidence and other than in relation to your employment with the Company or any of its Subsidiaries.
II.Assignment and Disclosure. You acknowledge that in the course of your employment you assigned or will assign all of your rights, title and interest in any work performed by you and all deliverables and products created by you or jointly by you and any other party to your Employer, including any track record you may have as investment manager or fund manager. You will not pursue any ownership or other interest in such work product or deliverables including any rights as to copyright, trademark or patent.
(a)You will disclose promptly and in writing to the Company or your Employer all inventions and creative works, whether or not patentable or copyrightable, conceived or created solely or jointly by you during the period of your employment which relate to State Street’s business, and you hereby assign and agree to assign all of your interest in them to your Employer. You will execute all papers, at the Company’s or your Employer’s expense, which the Company or your Employer shall deem necessary to apply for and obtain domestic and foreign patents, copyright and other registrations, and to protect and enforce the Company’s or any of its Subsidiaries’ interest in them.
(b)These obligations shall continue beyond the period of your employment with respect to inventions or creations conceived or made by you during the period of your employment.
III.Non-Solicitation. If you hold a position title of Vice President or higher, you understand, acknowledge and agree that during your employment and for a period of six (6) months from the date of termination of your employment you will not, without the prior written consent of the Company or your Employer:
(a)solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company or any of its Subsidiaries), the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of, or otherwise induce the termination of the employment of, any person who then or within the preceding twelve (12) months was an officer of the Company or any of its Subsidiaries (excluding any such officer whose employment was involuntarily terminated); or
(b)engage in the Solicitation of Business from any Client on behalf of any person or entity other than the Company or any of its Subsidiaries.
Section (a) above shall be deemed to exclude the words “hire or employ” if your work location is in California or New York, and shall be construed and administered accordingly.
For purposes of this Section III, “officer” shall include any person holding a position title of Assistant Vice President or SSgA Principal 4 or higher. Notwithstanding the foregoing, this Section III shall be inapplicable following a Change in Control as defined in the Plan.
IV.Notice Period Upon Resignation. If you hold a position title of Managing Director or higher, you agree to the notice provisions in this Section IV. In order to permit the Company and its Subsidiaries to safeguard their business interests and goodwill in the event of your resignation from employment, including by arranging to transition your duties and any client responsibilities or relationships in an orderly manner or, if necessary, to hire a replacement for you, you agree as follows:
(a)You agree to give your Employer 60 days’ notice (“Notice Period”) before terminating your employment with your Employer for any reason. Your compliance during the Notice Period with (i) Section III of this Appendix A, (ii) a post-employment non-solicitation or non-competition provision contained in any other agreement you entered into with the Company or any of its Subsidiaries or (iii) any other post-employment non-solicitation or non-competition covenant otherwise imposed as a condition precedent to the receipt of compensation or benefits under other awards, plans or arrangements of the Company or any of its Subsidiaries, in each case will be applied towards satisfaction of the restriction period in Section III or in such other agreement or restrictive covenant.
(b)During the Notice Period, you agree to cooperate with the Company and its Subsidiaries and to provide the Company and its Subsidiaries with any requested information to assist the Company and its Subsidiaries with transitioning your duties, accomplishing the Company’s and its Subsidiaries’ business, and/or preserving its or their client relationships. In its sole discretion, during the Notice Period, the Company or your Employer may either ask you to continue performing your regular duties or may place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. In these circumstances, you shall remain an employee of your Employer at all times, shall continue to receive your regular salary and benefits (although you will not be eligible for any new incentive compensation awards) and the Company’s and the relevant Subsidiaries’ corporate and other policies will continue to apply to you.
(c)You agree that should you breach this Section IV and fail to provide notice as required herein, in addition to remedies under law, the Company or the relevant Subsidiaries shall be entitled to seek injunctive relief restricting you from employment for a period equal to the period for which notice of resignation was required but not provided.
(d)In its sole discretion, at any time during the Notice Period, the Company or your Employer may release you from your obligations under this Section IV, and allow for the immediate termination of your employment, subject to your obligations under the other Sections of this Appendix A.
Any termination of your employment pursuant to this Section IV, including by the Company or your Employer during the Notice Period as provided in paragraph (d), will be a voluntary termination constituting Circumstances of Forfeiture for purposes of this Agreement.
Notwithstanding the foregoing, if you hold the position title of Executive Vice President, this Section IV shall not apply in the event you terminate your employment for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan).
V.Definitions. For the purpose of this Appendix A, the following terms are defined as follows:
(a)“Client” means a present or former customer or client of the Company or any of its Subsidiaries with whom you have had, or with whom persons you have supervised have had, substantive and recurring personal contact during your employment with the Company or any of its Subsidiaries. A former customer or client means a customer or client for which the Company or any of its Subsidiaries stopped providing all services within twelve months prior to the date your employment with your Employer ends.
(b)“Confidential Information” includes but is not limited to all trade secrets, trade knowledge, systems, software, code, data documentation, files, formulas, processes, programs, training aids, printed materials, methods, books, records, client files, policies and procedures, client and prospect lists, employee data and other information relating to the operations of the Company or any of its Subsidiaries and to its or any of their customers, and any and all discoveries, inventions or improvements thereof made or conceived by you or others for the Company or any of its Subsidiaries whether or not patented or copyrighted, as well as cash and securities account transactions and position records of clients, regardless of whether such information is stamped “confidential.”
(c) “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance to induce a Client to:
1.transfer the Client’s business from the Company or any of its Subsidiaries to any other person or entity;
2.cease or curtail the Client’s business with the Company or any of its Subsidiaries; or
3.divert a business opportunity from the Company or any of its Subsidiaries to any other person or entity, which business or business opportunity concerns or relates to the business with which you were actively connected during your employment with the Company or any of its Subsidiaries.
(d)“Subsidiaries” means any entity controlling, controlled by or under common control with the Company, including direct and indirect subsidiaries.
VI.Post-Employment Cooperation. You agree that, following the termination of your employment with the Company and its Subsidiaries, you will reasonably cooperate with the Company or the relevant Subsidiary with respect to any matters arising during or related to your employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding (even if such litigation, governmental investigation, or regulatory or other proceeding arises following the date of this Award to which this Appendix A is appended or following the termination of your employment). The Company or any of its Subsidiaries shall reimburse you for any reasonable out-of-pocket and properly documented expenses you incur in connection with such cooperation.
VII.Non-Disparagement. You agree that during your employment and following the termination thereof you shall not make any false, disparaging, or derogatory statements to any media outlet (including Internet-based chat rooms, message boards, any and all social media, and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of the Company or its Subsidiaries regarding the Company, its Subsidiaries or any of their respective directors, officers, employees, agents, or representatives, or about the business affairs and financial condition of State Street or any of its Subsidiaries.
VIII.Enforcement. You acknowledge and agree that the provisions contained in this Appendix A are necessary to the protection of, among other things, the Company’s and its Subsidiaries’ proprietary information, trade secrets and good will, and are material and integral to the undertakings of the Company under this Award to which this Appendix A is appended. You further agree that the Company and its Subsidiaries will be irreparably harmed in the event such provisions are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if you fail to comply with such provisions, the Company or any of its Subsidiaries shall be entitled to preliminary or permanent injunctive or other equitable relief or remedy without the need to post bond, and to recover their reasonable attorney’s fees and costs incurred in securing such relief, in addition to, and not in lieu of, any other relief or remedy at law to which it or they may be entitled.
IX.No Waiver. No delay by the Company or any of its Subsidiaries in exercising any right under this Appendix A shall operate as a waiver of that right or of any other right. Any waiver or consent as to any of the provisions herein provided by the Company or any of its Subsidiaries must be in writing, is effective only in that instance, and may not be construed as a broader waiver of rights or as a bar to enforcement of the provision(s) at issue on any other occasion.
X.Relationship to Other Agreements. This Appendix A supplements and does not limit, amend or replace any other obligations you may have under applicable law or any other agreement or understanding you may have with the Company or any of its Subsidiaries or pursuant to the applicable policies of the Company or any of its Subsidiaries, whether such additional obligations have been agreed to in the past, or are agreed to in the future.
XI.Interpretation of Business Protections. The representations and agreements made by you in paragraphs (I) - (VIII) above shall be construed and interpreted in any judicial or other adjudicatory proceeding to permit their enforcement to the maximum extent permitted by law, and each of the provisions to this Appendix A is severable and independently enforceable without reference to the enforcement of any other provision. If any restriction set forth in this Appendix A is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
XII.Assignment. Except as provided otherwise herein, this Appendix A shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any person or entity which acquires the Company or its assets or business; provided, however, that your obligations are personal and may not be assigned by you.
XIII.Electronic Acceptance. By accepting this Award electronically, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Appendix A, and it shall be deemed to have been accepted by the Company.

STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN

2015 Sale-Restricted Stock Award Agreement (US Employees)

Subject to your acceptance of the terms set forth in this agreement (“Agreement”), State Street Corporation (“Company”) has awarded you, under the State Street Corporation 2006 Equity Incentive Plan, as amended (“Plan”), and pursuant to this Agreement and the terms set forth herein (“Award”), the right to receive the number of shares of Stock (“Shares”) as set forth in the information pertaining to this Award on the website (“Website”) maintained by the Equity Administrator (Fidelity or another party designated by the Company) (“Statement”). Copies of the Plan and the Company’s U.S. Prospectus are located on the Website for your reference, and your acceptance of this Award constitutes your acknowledgement that you have read and understood the Plan and such Prospectus. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
The terms of your Award, are as follows:

1.	Grant of Stock Award.
To be entitled to any payment under this Award, you must accept your Award and in so doing agree to comply with the terms and conditions of this Agreement and Appendix A (which is incorporated into, and forms a material and integral part of, this Agreement). Failure to accept this Award within 60 days following the posting of this Agreement on the Equity Administrator website will result in forfeiture of this Award.3
This Award is subject to any forfeiture, compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In the event that under any applicable law or related implementing regulations, the Administrator is required to reduce or cancel any amount remaining to be paid, or to recover any amount previously paid, with respect to this Award, or to otherwise impose or apply restrictions on this Award or shares of Stock subject hereto, it shall, in its sole discretion, be authorized to do so. By accepting this Award on the Website, you consent to making a payment to the subsidiary that employs you (“Employer”) in the event of a compensation recovery determination by the Company, the relevant Subsidiary or the Administrator.

2.	Payment of Stock; Shareholder Rights.
Shares will be issued and transferred to you within 60 days following the date of grant of this Award, so long as you accept this Award as provided in Section 1. Prior to that time you will have no rights as a shareholder with respect to the Shares. The Company’s obligation to issue and transfer Stock in the future pursuant to the Agreement is an unsecured and unfunded contractual obligation.

3.	Holding Requirement.
Notwithstanding anything herein to the contrary, as a condition to the receipt of this Award and the delivery of the Shares, you agree and covenant to not sell or otherwise transfer any shares of Stock subject to this Award until the date that is at least six months and one day after the date of grant of this Award, except that (1) you shall be permitted to sell a number of shares of Stock sufficient to pay all applicable income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, primary and secondary Class 1 National Insurance contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), if any, with respect to such grant (or, alternatively, if the Employer is required by applicable law to withhold Tax-Related Items in relation to such Shares, you hereby authorise your Employer to sell such number of shares of Stock to a third party to fund such tax and social security withholding requirements and the requirements in this Section 3 not to sell or otherwise transfer any Shares shall only apply to the net number of such Shares delivered to you after or in anticipation of such sale), (2) transfers by will or pursuant to the laws of descent or distribution are permitted and (3) this holding requirement shall not apply to such portion of the Shares, if any, as was awarded with respect to a period of time, as determined by the Company in its discretion, during which you were not subject to such holding requirement under the regulations and guidance of the United Kingdom Financial Conduct Authority and Prudential Regulatory Authority (“PRA”) or other applicable regulatory authority.  Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer the

3 For purposes of clarity the 60 day period shall run from date of delivery of your Statement. Should the end of this period fall on a non-business day this period shall extend until the next succeeding business day.

Shares, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect.  The Company may, in its sole discretion, impose restrictions on the assignment or transfer of Shares consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such shares or by means of legending Stock certificates or otherwise.

4.	Malus-Based Forfeiture.
Until the expiration of the six-month holding requirement set forth in Section 3, the number of Shares may be reduced, or the entire Award cancelled and forfeited, in the sole discretion of the Administrator, in the event that it is determined by the Administrator, in its sole discretion, that your actions exposed the Business to inappropriate risk or risks (including where you failed to timely identify, analyze, assess or raise concerns about such risk or risks, including in a supervisory capacity, where it was reasonable to expect you to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenues, capital and overall risk tolerance of the Business. The Business shall mean State Street Corporation, together with its direct and indirect subsidiaries on a consolidated basis (“State Street”), or, to the extent you devote substantially all of your business time to a particular business unit (e.g., Global Services Americas, Global Services International, State Street Global Advisors, State Street Global Markets, State Street Global Exchange or State Street Sector Solutions) or business division (e.g., Alternative Investment Solutions, Securities Lending, etc.), Business shall refer to such business unit or business division.

5.	Identified Staff Malus-Based Forfeiture and Clawback.
In the event the Company or any Subsidiary notifies you at any time before or after this Award is made that you have been designated Identified Staff for purposes of the United Kingdom Prudential Regulatory Authority Remuneration Code, you acknowledge and agree that, in the event the Company determines that a PRA Clawback Event has occurred, it may require the repayment by you of (or otherwise seek to recover from you) all or part of any compensation paid to you in respect of this Award (“PRA Clawback”) for a period of seven (7) years from the date this Award is granted. The Company may produce guidelines from time to time in respect of its operation of the provisions of this Section 5. The Company intends to apply such guidelines in deciding whether and when to effect any reduction, cancellation or recovery of compensation but, in the event of any inconsistency between the provisions of this Section 5 and any such guidelines, this Section 5 shall prevail. Such guidelines do not form part of any employee’s contract of employment, and the Company may amend such guidelines and their application at any time. For the purposes of this Section 5, a “PRA Clawback Event” means a determination by the Company, in its sole discretion, that either (A) there is reasonable evidence of employee misbehavior or material error or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

6.	Management Committee Forfeiture and Clawback.
(g)If you are a member of the State Street Corporation Management Committee (“Management Committee”) at the time this Award is made, any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in whole or in part, in the event that it is determined by the Administrator, in its sole discretion, that:
(i)you engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of the Company or any of its businesses; or
(ii)as a result of a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission, or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria used in determining the amount of this Award, you would have received a smaller or no Award hereunder.
(h)If you are a member of the Management Committee at the time this Award is made, this Award also is subject to compensation recovery as provided herein. Upon the occurrence of an MC Clawback Event within three (3) years after the date of grant of this Award, the Administrator may, in its sole discretion, determine to recover the MC Clawback Amount, in whole or in part. Following such a determination, you agree to immediately repay such compensation, but in no event later than sixty (60) days following such determination, in the form of any shares of Stock delivered to you previously by the Company or cash (or a combination of such shares and cash). For purposes of calculating the value of both (i) the amount of the MC Clawback Amount determined by the Administrator to be recovered and (ii) the amount of such compensation repaid, shares of Stock will be valued in an amount equal to the market value of the Shares delivered to you under this Award by the Company as determined at the time of such delivery. To the extent not prohibited by applicable law and subject to Section 9 (if applicable), if you fail to comply with any requirement to repay compensation under this Section 6(b), the Administrator may determine, in its sole discretion, in addition to any other remedies available to the Company, that you will satisfy your repayment obligation through an offset to any future payments owed by the Company or any of its Subsidiaries to you.
(i)For purposes of this Section 6:
(i)“MC Clawback Event” means a determination by the Administrator, in its sole discretion, with respect to any event or series of related events that you engaged in fraud or willful misconduct that directly resulted in either (A) financial or reputational harm that is material to State Street and resulted in the termination of your employment for Cause (as defined in the Plan) by the Company and its Subsidiaries (or, following a cessation of your employment for any other reason, circumstances constituting grounds for such termination for Cause) or (B) a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission. For the avoidance of doubt and as applicable, an MC Clawback Event includes any determination by the Administrator that is based on circumstances prior to the date on which you cease to be employed by the Company and its Subsidiaries for any reason, even if the determination by the Administrator occurs after such cessation of employment.
(ii)“MC Clawback Amount” means (A) with respect to an MC Clawback Event described in Section 6(c)(i)(A), the value of the Shares, if any, that were delivered to you under this Award by the Company during the period of three (3) years immediately prior to such MC Clawback Event or (B) with respect to an MC Clawback Event described in Section 6(c)(i)(B), the value of the Shares, if any, that were delivered to you under this Award by the Company (x) during the period of three (3) years immediately prior to the date such financial restatement is contained in a filing with the Securities and Exchange Commission and (y) that represents an amount that, in the sole discretion of the Administrator, exceeds the amount you would have been awarded under this Award had the financial statements of State Street been accurate (reduced, in the case of both of the immediately preceding clauses (A) and (B), by any portion of this Award that was previously recovered by the Company under Section 6(b)).
7.Withholding.
Regardless of any action the Company or the Employer takes with respect to Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Furthermore, neither the Company nor the Employer (a) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of this Award, and the issuance of shares of Stock in settlement of this Award, the subsequent sale of any shares of Stock and the receipt of any dividends and/or dividend equivalents; or (b) commits to structure the terms of the grant, settlement, cancellation, forfeiture, repayment or any other aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the delivery of the Shares, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Stock otherwise issuable upon the grant of this Award that have an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to this Award. The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items (determined in the Company’s reasonable discretion). No fractional shares of Stock will be withheld or issued pursuant to the grant of the Deferred Shares and the issuance of Stock hereunder. Alternatively, the Company and/or your Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through your salary or other amounts payable to you, no shares of Stock will be issued upon vesting of this Award unless and until satisfactory arrangements (as determined by the Company or your Employer) have been made by you with respect to the payment of any Tax-Related Items which the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to this Award and any Stock delivered in payment thereof, including the extent to which the Company or your Employer does not so-withhold shares of Stock and/or cash, are your sole responsibility.

8.	Changes in Capitalization or Corporate Structure.
The number and kind of Shares subject to this Award, and the number and kind of shares of Stock to be paid in satisfaction of the Company’s obligations hereunder, shall be subject to adjustment in accordance with Section 7(b) of the Plan.

9.	Employee Rights.
Nothing in this Award shall be construed to guarantee you any right of employment with the Company or your Employer or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

10.	Non-Transferability, Etc.
This Award shall not be transferable other than (1) by will or the laws of descent and distribution or (2) pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement or other divorce or settlement instrument satisfactory to the Company in its sole discretion. In the case of transfer pursuant to (2) above, this Award shall remain subject to all the terms and conditions contained in the Plan and this Agreement, including vesting and forfeiture conditions. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null, void and without effect and shall render this Award itself null and void.

11.	Compliance with Section 409A of the Code.
(a)The provisions of this Award are intended to be exempt from, or compliant with, Section 409A of the Code, and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability to you or to any other person if this Award is not so exempt or compliant.
(b)If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to the Plan in connection with your employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you (through accepting this Award) agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

12.	Miscellaneous.
(a)By accepting this Award, you acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of this Award is a one-time benefit and does not create any contractual or other right to receive an award, compensation or benefits in lieu of an award in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an award, the number of shares of Stock subject to an award, and the vesting provisions.
(b)Sections 4, 5 and 6 of this Agreement are intended to comply with and meet the requirements of applicable law and related implementing regulations regarding incentive compensation and will be interpreted and administered accordingly as well as in accordance with any implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In making determinations under such Sections, the Company, the relevant Subsidiary or the Administrator, as applicable, may take into account, in its sole discretion, all factors that it deems appropriate or relevant. Furthermore, the Company, the relevant Subsidiary or the Administrator may, as applicable, take any and all actions it deems necessary or appropriate in its sole discretion, as permitted by applicable law, to implement the intent of Sections 4, 5 and 6, including suspension of vesting and payment pending an investigation or the determination by the Company, the relevant Subsidiary or the Administrator, as applicable. Each such Section is without prejudice to the provisions of the other Sections, and the Company, the relevant Subsidiary or the Administrator, as applicable, may elect or be required to apply any or all of the provisions of Sections 4, 5 and 6 to this Award.
(c)Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of compensation and is outside the scope of your employment contract, if any, and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(d)The Company or any of its Subsidiaries may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company, any of its Subsidiaries, Equity Administrator or another party designated by the Company.
(e)By accepting this Award electronically, (i) you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan and that you and this Award are subject to all of the rights, power and discretion of the Company, its Subsidiaries and the Administrator set forth in this Agreement and the Plan; and (ii) this Award is deemed accepted by the Company and the Company shall be deemed to be bound by the terms of this Agreement.

(f)You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(g)The Company reserves the right to impose other requirements on this Award, any shares of Stock acquired pursuant to this Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of this Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(h)You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to this Award as a result of such termination, or from the loss or diminution in value of this Award. Upon the grant of your Award, you shall be deemed irrevocably to have waived any such entitlement.
(i)No individual acting as a director, officer, employee or agent of the Company or any of its Subsidiaries will be liable to you or any other person for any action, including any Award forfeiture, Award recovery or other discretionary action taken pursuant to this Agreement or any related implementing policy or procedure of the Company.
(j)This Agreement shall be subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to that commonwealth’s conflicts of law principles.

APPENDIX A

In consideration of the opportunity to participate in the Plan and the granting to you of an Award under the Plan, you expressly agree to comply with the terms and conditions of this Appendix A, irrespective of whether or not any amount has been forfeited, paid, delivered or repaid, under this Award at any time, including the time you separate from service with the Company and its Subsidiaries. In addition, your eligibility to participate in the Plan in the future, including any potential future grants of awards under the Plan (or any successor equity incentive plan of the Company), is subject to and conditioned on your compliance with the terms and conditions of this Appendix A. All terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein.

I.
Confidentiality. You acknowledge that you have access to Confidential Information which is not generally known or made available to the general public and that such Confidential Information is the property of the Company, its Subsidiaries or its or their licensors, suppliers or customers. You agree specifically as follows, in each case whether during your employment or following the termination thereof:

(a)You will always preserve as confidential all Confidential Information, and will never use it for your own benefit or for the benefit of others; this includes that you will not use the knowledge of activities or positions in clients’ securities portfolio accounts or cash accounts for your own personal gain or for the gain of others.
(b)You will not disclose, divulge, or communicate Confidential Information to any unauthorized person, business or corporation during or after the termination of your employment with the Company and its Subsidiaries. You will use your best efforts and exercise due diligence to protect, to not disclose and to keep as confidential all Confidential Information.
(c)You will not initiate or facilitate any unauthorized attempts to intercept data in transmission or attempt entry into data systems or files. You will not intentionally affect the integrity of any data or systems of the Company or any of its Subsidiaries through the introduction of unauthorized code or data, or through unauthorized deletion or addition. You will abide by all applicable Corporate Information Security procedures.
(d)Upon the earlier of request or termination of employment, you agree to return to the Company or the relevant Subsidiaries, or if so directed by the Company or the relevant Subsidiaries, destroy any and all copies of materials in your possession containing Confidential Information.
The terms of this Appendix A do not apply to any information which is previously known to you without an obligation of confidence or without breach of this Appendix A, is publicly disclosed (other than by a violation by you of the terms of this Appendix A) either prior to or subsequent to your receipt of such information, or is rightfully received by you from a third party without obligation of confidence and other than in relation to your employment with the Company or any of its Subsidiaries.

II.
Assignment and Disclosure. You acknowledge that in the course of your employment you assigned or will assign all of your rights, title and interest in any work performed by you and all deliverables and products created by you or jointly by you and any other party to your Employer, including any track record you may have as investment manager or fund manager. You will not pursue any ownership or other interest in such work product or deliverables including any rights as to copyright, trademark or patent.

(a)You will disclose promptly and in writing to the Company or your Employer all inventions and creative works, whether or not patentable or copyrightable, conceived or created solely or jointly by you during the period of your employment which relate to State Street’s business, and you hereby assign and agree to assign all of your interest in them to your Employer. You will execute all papers, at the Company’s or your Employer’s expense, which the Company or your Employer shall deem necessary to apply for and obtain domestic and foreign patents, copyright and other registrations, and to protect and enforce the Company’s or any of its Subsidiaries’ interest in them.
(b)These obligations shall continue beyond the period of your employment with respect to inventions or creations conceived or made by you during the period of your employment.

III.
Non-Solicitation. If you hold a position title of Vice President or higher, you understand, acknowledge and agree that during your employment and for a period of six (6) months from the date of termination of your employment you will not, without the prior written consent of the Company or your Employer:

(a)solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company or any of its Subsidiaries), the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of, or otherwise induce the termination of the employment of, any person who then or within the preceding twelve (12) months was an officer of the Company or any of its Subsidiaries (excluding any such officer whose employment was involuntarily terminated); or
(b)engage in the Solicitation of Business from any Client on behalf of any person or entity other than the Company or any of its Subsidiaries.
Section (a) above shall be deemed to exclude the words “hire or employ” if your work location is in California or New York, and shall be construed and administered accordingly.
For purposes of this Section III, “officer” shall include any person holding a position title of Assistant Vice President or SSgA Principal 4 or higher. Notwithstanding the foregoing, this Section III shall be inapplicable following a Change in Control as defined in the Plan.

IV.
Notice Period Upon Resignation. If you hold a position title of Managing Director or higher, you agree to the notice provisions in this Section IV. In order to permit the Company and its Subsidiaries to safeguard their business interests and goodwill in the event of your resignation from employment, including by arranging to transition your duties and any client responsibilities or relationships in an orderly manner or, if necessary, to hire a replacement for you, you agree as follows:

(a)You agree to give your Employer 60 days’ notice (“Notice Period”) before terminating your employment with your Employer for any reason. Your compliance during the Notice Period with (i) Section III of this Appendix A, (ii) a post-employment non-solicitation or non-competition provision contained in any other agreement you entered into with the Company or any of its Subsidiaries or (iii) any other post-employment non-solicitation or non-competition covenant otherwise imposed as a condition precedent to the receipt of compensation or benefits under other awards, plans or arrangements of the Company or any of its Subsidiaries, in each case will be applied towards satisfaction of the restriction period in Section III or in such other agreement or restrictive covenant.
(b)During the Notice Period, you agree to cooperate with the Company and its Subsidiaries and to provide the Company and its Subsidiaries with any requested information to assist the Company and its Subsidiaries with transitioning your duties, accomplishing the Company’s and its Subsidiaries’ business, and/or preserving its or their client relationships. In its sole discretion, during the Notice Period, the Company or your Employer may either ask you to continue performing your regular duties or may place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. In these circumstances, you shall remain an employee of your Employer at all times, shall continue to receive your regular salary and benefits (although you will not be eligible for any new incentive compensation awards) and the Company’s and the relevant Subsidiaries’ corporate and other policies will continue to apply to you.
(c)You agree that should you breach this Section IV and fail to provide notice as required herein, in addition to remedies under law, the Company or the relevant Subsidiaries shall be entitled to seek injunctive relief restricting you from employment for a period equal to the period for which notice of resignation was required but not provided.
(d)In its sole discretion, at any time during the Notice Period, the Company or your Employer may release you from your obligations under this Section IV, and allow for the immediate termination of your employment, subject to your obligations under the other Sections of this Appendix A.
Any termination of your employment pursuant to this Section IV, including by the Company or your Employer during the Notice Period as provided in paragraph (d), will be a voluntary termination constituting Circumstances of Forfeiture for purposes of this Agreement.
Notwithstanding the foregoing, if you hold the position title of Executive Vice President, this Section IV shall not apply in the event you terminate your employment for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan).

V.	Definitions. For the purpose of this Appendix A, the following terms are defined as follows:
(a)“Client” means a present or former customer or client of the Company or any of its Subsidiaries with whom you have had, or with whom persons you have supervised have had, substantive and recurring personal contact during your employment with the Company or any of its Subsidiaries. A former customer or client means a customer or client for which the Company or any of its Subsidiaries stopped providing all services within twelve months prior to the date your employment with your Employer ends.
(b)“Confidential Information” includes but is not limited to all trade secrets, trade knowledge, systems, software, code, data documentation, files, formulas, processes, programs, training aids, printed materials, methods, books, records, client files, policies and procedures, client and prospect lists, employee data and other information relating to the operations of the Company or any of its Subsidiaries and to its or any of their customers, and any and all discoveries, inventions or improvements thereof made or conceived by you or others for the Company or any of its Subsidiaries whether or not patented or copyrighted, as well as cash and securities account transactions and position records of clients, regardless of whether such information is stamped “confidential.”
(c) “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance to induce a Client to:
1.transfer the Client’s business from the Company or any of its Subsidiaries to any other person or entity;
2.cease or curtail the Client’s business with the Company or any of its Subsidiaries; or
3.divert a business opportunity from the Company or any of its Subsidiaries to any other person or entity, which business or business opportunity concerns or relates to the business with which you were actively connected during your employment with the Company or any of its Subsidiaries.
(d)“Subsidiaries” means any entity controlling, controlled by or under common control with the Company, including direct and indirect subsidiaries.

VI.
Post-Employment Cooperation. You agree that, following the termination of your employment with the Company and its Subsidiaries, you will reasonably cooperate with the Company or the relevant Subsidiary with respect to any matters arising during or related to your employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding (even if such litigation, governmental investigation, or regulatory or other proceeding arises following the date of this Award to which this Appendix A is appended or following the termination of your employment). The Company or any of its Subsidiaries shall reimburse you for any reasonable out-of-pocket and properly documented expenses you incur in connection with such cooperation.

VII.
Non-Disparagement. You agree that during your employment and following the termination thereof you shall not make any false, disparaging, or derogatory statements to any media outlet (including Internet-based chat rooms, message boards, any and all social media, and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of the Company or its Subsidiaries regarding the Company, its Subsidiaries or any of their respective directors, officers, employees, agents, or representatives, or about the business affairs and financial condition of State Street or any of its Subsidiaries.

VIII.
Enforcement. You acknowledge and agree that the provisions contained in this Appendix A are necessary to the protection of, among other things, the Company’s and its Subsidiaries’ proprietary information, trade secrets and good will, and are material and integral to the undertakings of the Company under this Award to which this Appendix A is appended. You further agree that the Company and its Subsidiaries will be irreparably harmed in the event such provisions are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if you fail to comply with such provisions, the Company or any of its Subsidiaries shall be entitled to preliminary or permanent injunctive or other equitable relief or remedy without the need to post bond, and to recover their reasonable attorney’s fees and costs incurred in securing such relief, in addition to, and not in lieu of, any other relief or remedy at law to which it or they may be entitled.

IX.
No Waiver. No delay by the Company or any of its Subsidiaries in exercising any right under this Appendix A shall operate as a waiver of that right or of any other right. Any waiver or consent as to any of the provisions herein provided by the Company or any of its Subsidiaries must be in writing, is effective only in that instance, and may not be construed as a broader waiver of rights or as a bar to enforcement of the provision(s) at issue on any other occasion.

X.
Relationship to Other Agreements. This Appendix A supplements and does not limit, amend or replace any other obligations you may have under applicable law or any other agreement or understanding you may have with the Company or any of its Subsidiaries or pursuant to the applicable policies of the Company or any of its Subsidiaries, whether such additional obligations have been agreed to in the past, or are agreed to in the future.

XI.
Interpretation of Business Protections. The representations and agreements made by you in paragraphs (I) - (VIII) above shall be construed and interpreted in any judicial or other adjudicatory proceeding to permit their enforcement to the maximum extent permitted by law, and each of the provisions to this Appendix A is severable and independently enforceable without reference to the enforcement of any other provision. If any restriction set forth in this Appendix A is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

XII.
Assignment. Except as provided otherwise herein, this Appendix A shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any person or entity which acquires the Company or its assets or business; provided, however, that your obligations are personal and may not be assigned by you.

XIII.
Electronic Acceptance. By accepting this Award electronically, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Appendix A, and it shall be deemed to have been accepted by the Company.

STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN

2015 ESRP Share Award Agreement

Subject to your acceptance of the terms set forth in this agreement (“Agreement”), State Street Corporation (“Company”) has awarded you, under the State Street Corporation 2006 Equity Incentive Plan, as amended (“Plan”) and the State Street Corporation Executive Supplemental Retirement Plan, as amended (“ESRP”), and pursuant to this Agreement and the terms set forth herein (“Award”), a contingent right to receive the number of shares of Stock (“Deferred Shares”) as set forth in the information pertaining to this Award on the website (“Website”) maintained by the Equity Administrator (Fidelity or another party designated by the Company) (“Statement”). Copies of the Plan and of the Company’s U.S. Prospectus are located on the Website for your reference, and your acceptance of this Award constitutes your acknowledgement that you have read and understood the Plan and such Prospectus. The provisions of the Plan and the ESRP are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan or the ESRP, as applicable, except as otherwise expressly provided herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan or the ESRP, the provisions of the Plan or the ESRP shall control, as applicable. In the event of a conflict between the terms of the Plan and the ESRP, the provisions of the ESRP shall control to the extent necessary for Section 409A Compliance, and the provisions of the Plan shall control, to the extent not required for Section 409A Compliance.

The terms of your Award, are as follows:

1.
General Vesting Requirements. Until such time as you incur a Separation From Service, your right to receive the Deferred Shares shall vest on a cumulative basis in 1/3 increments beginning on your Vesting Commencement Date and continuing on each of your first two birthdays immediately following your Vesting Commencement Date. Notwithstanding the foregoing, if you were first elected to the position of Executive Vice President (or to a superior position) prior to March 1, 2000, then your right to receive the Deferred Shares shall vest in full when you attain your Early Retirement Age, provided you do not earlier incur a Separation From Service.

2.	Special Vesting Provision for Death or Total Disability. The following special vesting provisions shall apply notwithstanding the general vesting requirements set forth in Section 1 above:

(a)	If you die prior to your Separation From Service, your right to receive the Deferred Shares shall fully vest as of the date of your death.

(b)	If you become Totally Disabled prior to your Separation From Service, your right to receive the Deferred Shares shall fully vest effective as of the date you become Totally Disabled.

3.
Ownership. The Deferred Shares will be issued and transferred to you only if and when all requirements of this Agreement have been satisfied. Except as otherwise provided in this Section 3, you will have no rights as a shareholder with respect to the Deferred Shares prior to that time. Without limiting the foregoing, you will have no right to receive dividends with respect to the Deferred Shares and no right to vote the Deferred Shares. However, if any dividends are paid on the Stock prior to the date you are issued the Deferred Shares, the number of Deferred Shares notionally credited to your account will be increased by the number of shares obtained by dividing the total dividend you would have received if you had owned the Deferred Shares credited to your account on the dividend declaration date, by the closing price of a share of Stock on the date the dividend was paid.

4.	Distributions.

(a)	Retirement. Upon your Retirement, the Company will issue and transfer to you the number of Deferred Shares in which you have become vested in three equal installments on the following dates:

(i)	the first Business Day of the month coinciding with or following the date that is six months after your Retirement Date;

(ii)	the first Business Day of the month coinciding with or following the first anniversary of your Retirement Date; and

(iii)	the first Business Day of the month coinciding with or following the second anniversary of your Retirement Date.

If you die after your Retirement, but before you have received the total number of shares in which you have become vested, the Company will issue and transfer to your Beneficiary any remaining vested Deferred Shares within 90 days following the date of your death.

(b)
Death. If you die prior to your Separation From Service, the Company will issue and transfer to your Beneficiary the number of Deferred Shares in which you have become vested within 90 days following the date of your death.

(c)
Total Disability. If you incur a Total Disability prior to your Separation From Service, the Company will issue and transfer to you the number of Deferred Shares in which you have become vested by the later of:

(i)	the end of the calendar year in which you become Totally Disabled, and

(ii)	the 15th day of the third month following the date on which you become Totally Disabled;
(A) provided that you have remain Totally Disabled through the date of distribution.

5.
Forfeiture for Cause. If the Company terminates your employment for Cause, including while you are Retirement eligible, then all Deferred Shares, whether vested or not, shall be forfeited in full on the date of such termination of employment.

6.
Forfeiture for Breach of Post-Employment Covenants. Your right to receive and retain payment of the Deferred Shares after your Retirement shall be subject to the post-employment covenants contained in the ESRP; specifically, you shall not, without the prior written consent of the Company, engage, either directly or indirectly, in any of the activities described in Section 6(a), (b) or (c) below within two years after your Separation From Service:

(a)
Solicitation of the employment or retention of any person whom the Company or an Affiliate has employed or retained during the two year period prior to your Separation From Service. For purposes of the foregoing sentence, a person retained by the Company or an Affiliate means anyone who has rendered substantial consulting services to the Company or an Affiliate and has thereby acquired material confidential information concerning any aspect of the Company’s or an Affiliate’s operations;

(b)
Any sale, offer to sell or negotiation with respect to orders or contracts for any product or service similar to or competitive with a product or service or any equipment or system containing any such product or service sold or offered by the Company or an Affiliate, other than for the Company’s or a Affiliate’s account, during the two year period after your Separation From Service, to or with anyone with whom the Company or an Affiliate has so dealt or anywhere in any state of the United States or in any other country, territory or possession in which the Company or an Affiliate has, during said period, sold, offered or negotiated with respect to orders or contracts for any such product, service, equipment or system; or

(c)
Ownership of any direct or indirect interest (other than a less-than-one-percent stock interest in a corporation) in, or affiliation with, or rendering any services for, any person or business entity which engages, during the two year period after your Separation From Service, either directly or indirectly, in any of the activities described in paragraphs (a) or (b) above.

7.	Certain Tax Considerations.

(a)
The provisions of this Award are intended to be exempt from, or compliant with, Section 409A of the Code, and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability to you or to any other person if this Award is not so exempt or compliant.

(b)
You expressly acknowledge that the vesting of your right to receive the Deferred Shares, and/or the distribution of the Deferred Shares, hereunder may give rise to ordinary income or wages subject to withholding through your local payroll. You expressly acknowledge and agree that your rights hereunder are subject to your paying to the Company any applicable taxes required to be withheld in connection with such vesting in a form and manner satisfactory to the Company.

(c)
The Company shall be obligated to issue the Deferred Shares pursuant to this Agreement only if you first deliver to the Company funds sufficient to satisfy, or make other arrangements acceptable to the Company for satisfying, any tax withholding or similar withholding obligations to which the Company or its Affiliates may be subject by reason of this Award.

(d)
The Company shall not delay distribution of the Deferred Shares, except to the extent that the Company determines, in its sole discretion, that any such delay can be effected in a manner that results in

Section 409A Compliance. Without limiting the generality of the foregoing, distribution of the Deferred Shares may be delayed, at the sole discretion of the Company, to the extent that the Company reasonably anticipates that (i) if distribution were made as scheduled, the Company’s deduction with respect to such distribution would not be permitted due to the application of Section 162(m) of the Code or (ii) distribution of the Deferred Shares would violate federal securities laws or other applicable law. Distribution of any amount delayed pursuant to this Section 7(d) shall earn interest at the then prevailing applicable federal rate provided for in Section 7872(f)(2)(A) of the Code and made in a manner that results in Section 409A Compliance.

(e)
The Company shall not accelerate distribution of the Deferred Shares except as set forth in the remainder of this Section 7(e) or to the extent the Company determines, in its sole discretion, that any such acceleration may be effected in a manner that results in Section 409A Compliance.

(i)
The Company may, in a manner that results in Section 409A Compliance, determine to accelerate the time or schedule of the distribution of the Deferred Shares to pay (A) the FICA Amount and/or (B) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount (and any additional tax due as a result of such payment). The total amount accelerated under this Section 7(e) may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(ii)
The Company may, in a manner that results in Section 409A Compliance, determine to accelerate the time or schedule of the distribution of the Deferred Shares if at any time the Plan or the ESRP, as applicable to you, fails to meet the requirements of Section 409A of the Code and the corresponding Treasury Regulations. Such amount may not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code and the corresponding Treasury Regulations.

(f)
Notwithstanding anything to the contrary in the Plan or the ESRP, in the event you incur a Separation From Service, including due to Total Disability, and are subsequently rehired by the Company or subsequently recover and recommence performing services for the Company, the distribution of your Deferred Shares shall not be suspended or otherwise delayed.

(g)	In no event may you or any of your Beneficiaries designate the taxable year of distribution of the Deferred Shares.

8.	Miscellaneous Provisions.

(a)	The Company’s obligation to issue and transfer the Deferred Shares in the future pursuant to this Agreement is an unsecured and unfunded contractual obligation.

(b)
The number and kind of Deferred Shares subject to this Award, and the number and kind of shares of Stock to be delivered in satisfaction of the Company’s obligations hereunder, shall be subject to adjustment in accordance with Section 7(b) of the Plan.

(c)
Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Affiliate or to limit the discretion of any of them to terminate your employment at any time, with or without cause, to the maximum extent permitted by applicable law.

(d)
This Award shall not be transferable other than (1) by will or the laws of descent and distribution or (2) pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement or other divorce or settlement instrument satisfactory to the Company in its sole discretion. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render this Award itself null and void.

(e)	The grant of this Award is a one-time benefit and does not create any contractual or other right to receive an award, compensation or benefits in lieu of an award in the future.

(f)
The Company reserves the right to impose other requirements on this Award, any shares of Stock acquired pursuant to this Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws or regulations or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(g)
Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of compensation, and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

(h)
The Company or any of its Subsidiaries may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company, any of its Subsidiaries, Equity Administrator or another party designated by the Company.

(i)
By accepting this Award electronically, (i) you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan and that you and this Award are subject to all of the rights, power and discretion of the Company, its Subsidiaries and the Administrator set forth in this Agreement and the Plan; and (ii) this Award is deemed accepted by the Company and the Company shall be deemed to be bound by the terms of this Agreement.

(j)
You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control

(k)
Notwithstanding any provisions of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an applicable Addendum to the Agreement. Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to you to the extent the Company or the relevant Subsidiary determines, in its sole discretion, that the application of such terms are necessary or advisable in order to comply with applicable laws or regulations or to facilitate administration of the Plan. Any such Addendum is hereby incorporated into, and forms a part of, this Agreement.

(l)
The Plan, the ESRP and this Agreement constitute the complete understanding and agreement between the parties to this Agreement with respect to this Award, and supersede and cancel any previous oral or written discussions, agreements or representations regarding this Award or the Deferred Shares.

(m)
No individual acting as a director, officer, employee or agent of the Company or any of its Subsidiaries will be liable to you or any other person for any action, including any Award forfeiture, Award recovery or other discretionary action taken pursuant to this Agreement or any related implementing policy or procedure of the Company.

(n)	The terms of this Agreement are governed by the laws of the Commonwealth of Massachusetts.

9.	Definitions

(a)
“Affiliate” means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code), which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code).

(b)
“Beneficiary” means the beneficiary designated to receive a death benefit by you in writing in a form and manner satisfactory to the Administrator. If no Beneficiary is so designated, any death benefits shall be paid at the Administrator’s direction in the following order of priority: Spouse, Domestic Partner, children, parents, siblings, estate.

(c)	“Business Day” means each day that the New York Stock Exchange is open for business.

(d)	“Cause” means:

(i)
a willful and continued failure to perform substantially your duties with the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by your supervisor which specifically identifies the manner in which it is asserted that you have not substantially performed your duties, or

(ii)	a willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or an Affiliate.
For purposes of this definition, no act or failure to act shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interests of the Company or an Affiliate.

(e)	“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

(f)
“Early Retirement” means a Separation From Service upon or after your attainment of Early Retirement Age and prior to your attainment of Normal Retirement Age but excluding a Separation From Service for Cause.

(g)	“Early Retirement Age” means age 53.

(h)
“ESRP” means this State Street Corporation Executive Supplemental Retirement Plan (including the Exhibits and Schedules thereto and the Committee actions referenced therein), as the same may be amended from time to time in accordance with the terms hereof.

(i)	“FICA Amount” shall mean the amount of Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on this Award.

(j)	“Impairment” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(k)	“Normal Retirement” means your Separation From Service upon or after your Normal Retirement Age, other than a Separation From Service for Cause.

(l)	“Retirement” means Normal Retirement or Early Retirement.

(m)	“Retirement Date” means the date of your Normal Retirement or Early Retirement, as applicable.

(n)	“Section 409A” means Section 409A of the Code and the applicable rulings, regulations and guidance promulgated thereunder, as each may be amended or issued from time to time.

(o)
“Section 409A Compliance” means any action or inaction effected in a manner that will not cause you or any of your Beneficiaries to recognize income for U.S. federal income tax purposes prior to the time of a distribution of the Deferred Shares or to incur interest or additional tax under Section 409A.

(p)
“Separation From Service” means a separation from service with the Company and all Affiliates for purposes of Section 409A within the meaning of the default rules of Treasury Regulation Section 1.409A-(h)(1) and correlative terms shall be construed to have a corresponding meaning; provided that in the event that you are absent from work due to an Impairment, other than a Total Disability, where such Impairment causes you to be unable to perform the duties of your position or any substantially similar position of employment, you shall incur a Separation From Service 29 months after the date on which you were first Impaired. Notwithstanding the foregoing, if you would otherwise incur a Separation From Service in connection with a sale of assets of the Company, the Committee shall retain the discretion to determine whether a Separation From Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4).

(q)	“Service” means your years (and fraction thereof) of service for vesting and eligibility, as determined under the terms of the State Street Retirement Plan as in effect on January 1, 2008.

(r)
“Total Disability” or “Totally Disabled” means (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) a your receipt, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, of income replacement benefits for a period of not less than six months under an accident and health plan covering employees of the Company and any Affiliate.

(s)	“Treasury Regulations” means the regulations adopted by the Internal Revenue Service under the Code, as they may be amended from time to time.

(t)	“Vesting Commencement Date” means the date you attain Early Retirement Age and satisfy the Age/Service Requirements for Supplemental Benefits Upon Retirement under Section 3.3 of the ESRP.